Exhibit 10.26

Signature Version

CONTRACT FOR THE SALE OF SHARES

by and between

Genaro Levinson Marcovich

Hana Krinitzky Melamed,

Dan Levinson Krinitzky,

Roberto Joab Levinson Krinitzky

and

Joseph Levinson Krinitzky,

as Sellers;

and

Grupo Salud Auna México, S.A. de C.V.,

as Buyer;

and

Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A.

de C.V. and Tovleja HG, S.A. de C.V.

February 21, 2022

INDEX

BACKGROUND		1

ARTICLE I DEFINITIONS; INTERPRETATION		2

1.01	Definitions	2

1.02	Interpretation	15

ARTICLE II COMPANY AND SELLER STATEMENTS		16

2.01	Statements related to the Business, the Companies	16

2.02	Statements related to the Sellers	29

2.03	Dependency	31

ARTICLE III BUYERS’ STATEMENTS		31

3.01	Buyers’ Statements	31

ARTICLE IV PURCHASE AND SALE		33

4.01	Purchase and Sale	33

4.02	Closing Certificate	36

4.03	Estimated Purchase Price Adjustment	36

4.04	Closing	39

4.05	Operations to be carried out on the Closing Date	39

ARTICLE V PURCHASE AND SALE CONDITIONS; CONDITIONS BENEFIT		40

5.01	Conditions of the Buyers’ Obligations	40

5.02	Conditions of the Sellers’ Obligations	42

5.03	Conditions for Party Benefits	43

ARTICLE VI OBLIGATIONS		43

6.01	Obligations related to the development of the Business	43

6.02	Access, Consultation and Execution; Financial Statements	44

6.03	Cooperation for Obtaining Approvals	45

6.04	Exclusivity	45

6.05	Confidentiality	46

6.06	Non-Hire	47

6.07	Non-Compete	47

6.08	Notice of Shareholder Update	48

6.09	Acts After the Date of Signature	48

ARTICLE VII TERMINATION		48

7.01	Cancellation of the Purchase and Sale; Termination	48

7.02	Effects of Termination; Rights and Remedies	49

ARTICLE VIII INDEMNIFICATION		49

8.01	Causes for Indemnification	49

8.02	Survival	50

8.03	Minimum Quantity; Minimum Amount; Maximum Amount of Liability and Limits on Indemnification Obligations	51

8.04	Third Party Claims	52

8.05	Indemnified Persons’ Claims	54

8.06	Payment of Indemnification	55

8.07	Sole Remedy	56

8.08	Guarantee Agreement; Release of Guarantee Agreement	56

ARTICLE IX MISCELLANEOUS PROVISIONS		57

9.01	Notifications	57

9.02	Protection of Rights	58

9.03	Applicable Law	59

9.04	Arbitration	59

9.05	Expenses	61

9.06	Modifications, Waivers and Consents	61

9.07	Entire Agreement	61

9.08	Successors and Assignees; Third Party Beneficiaries	61

9.09	Illegality of Provisions	62

9.10	Headings; Copies	62

CONTRACT FOR THE SALE OF SHARES

Contract for Sale of Shares (the “Contract”), dated February 21, 2022 (the “Signature Date”), entered into by and between:

(1) Genaro Levinson Marcovich (“GLM”), Hana Krinitzky Melamed (“HKM”), Dan Levinson Krinitzky (“DLK”), Roberto Joab Levinson Krinitzky (“RLK”) and Joseph Levinson Krinitzky (“JLK”, and together with GLM, HKM, DLK and RLK, the “Sellers” and each, a “Seller”), as sellers;

(2) Grupo Salud Auna México, S.A. de C.V. (“Auna México” or the “Buyer”, and together with its assigns or successors, the “Buyers”), as buyers; and

(3) Hospital y Clínica OCA, S.A. de C.V. (“Hospital y Clínica OCA”), DRJ Inmuebles, S.A. de C.V. (“DRJ Inmuebles”), Inmuebles JRD 2000, S.A. de C.V. (“Inmuebles JRD 2000”) and Tovleja HG, S.A. de C.V. (“Tovleja HG”, and together with Hospital y Clínica OCA, DRJ Inmuebles e Inmuebles JRD 2000, the “Companies”).

The Buyers, the Sellers and the Companies shall jointly be referred to as the “Parties”, and each individually as a “Party”.

BACKGROUND

I. Each of them, GLM and HKM, is the owner of the shares representing the capital stock of Hospital y Clínica OCA described in Annex A of this Contract, which at the date of this Contract represent 100% (one hundred percent) of the outstanding capital stock of Hospital y Clínica OCA (the “Hospital y Clínica OCA Shares”).

II. Each of them, GLM, HKM, DLK, RLK and JLK, is the owner of the shares representing the share capital of DRJ Inmuebles described in Annex A of this Contract, which at the date of this Contract represent 100% (one hundred percent) of the outstanding share capital of DRJ Inmuebles (the “DRJ Inmuebles Shares”).

III. Each of them, GLM, HKM, DLK, RLK and JLK, is the owner of the shares representing the share capital of Inmuebles JRD 2000 described in Annex A of this Contract, which at the date of this Contract represent 100% (one hundred percent) of the outstanding share capital of Inmuebles JRD 2000 (the “Inmuebles JRD 2000 Shares”).

IV. Each of them, GLM and HKM, is the owner of the shares representing the share capital of Tovleja HG described in Annex A of this Contract, which at the date of this Contract represent 100% (one hundred percent) of the outstanding share capital of Tovleja HG (the “Tovleja HG Shares”, and together with the Hospital y Clínica OCA Shares, the DRJ Inmuebles Shares and the Inmuebles JRD 2000 Shares, the “Shares for Sale”).

V. The Sellers wish to sell and the Buyers wish to purchase the Shares for Sale, subject to the terms and conditions set forth in this Contract.

In consideration of the foregoing Background, the Parties agree to be bound by the terms of this Contract.

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01 Definitions.

The following terms shall have the meanings attributed to them below:

“Shares” means the shares representing the share capital of each of the Companies.

“DRJ Inmuebles Shares” has the meaning attributed to said term in Background II of this Contract.

“Hospital y Clínica OCA Shares” has the meaning attributed to said term in Background I of this Contract.

“Inmuebles JRD 2000 Shares” has the meaning attributed to said term in Background III of this Contract.

“Tovleja HG Shares” has the meaning attributed to said term in Background IV of this Contract.

“Shares for Sale” has the meaning attributed to said term in Background IV of this Contract.

“Current Assets” means, with respect to the Companies, the sum of all amounts corresponding to (i) cash, cash equivalents and restricted cash held by the Companies, (ii) any income taxes payable by the Companies that have been withheld, (iii) any derivative financial instruments contracted by the Companies considering the replacement value applicable to the corresponding date determined in accordance with the framework contracts to enter into derivative transactions, their supplements, annexes and confirmations of the respective transactions, (iv) any accounts receivable from the Companies, excluding the balance of any accounts receivable from Related Parties, (v) any advance payments made by the Companies (excluding the portion of those advance payments for which the Buyers will not receive a benefit after the Closing), and (vi) any favorable balances resulting from the payment of any Taxes by the Companies, in any case determined in accordance with the Accounting Standards and applying the same methods, principles and policies that were used for the preparation of the Financial Statements.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Collateral Agent” means the trustee acting as such in terms of the provisions of the Guarantee Agreement.

“Arbitrators Appointed by the Parties” has the meaning attributed to such term in Section 9.04(c) of this Contract.

“Approvals” means any approvals, authorizations, waivers and consents whether contractual, corporate or of any other nature, granted by any Government Authority or by any other Person (including approvals of shareholders, partners, board of directors, creditors and COFECE Approval).

“COFECE Approval” means the Approval of COFECE (Comisión Federal de Competencia Económica [Federal Economic Competition Commission]) to carry out the Restructuring and Sale in accordance with the provisions of this Contract.

“Government Authority” means (a) the government of any jurisdiction (or any political or administrative subdivision), whether federal, state or municipal, and any department, secretariat, agency, unit, tribunal, body, central bank or other authority thereof, whether forming part of the executive, judicial or legislative branch, and (b) any public international organization or supranational body and its institutions, departments, agencies and units.

“Authorizations” means any approvals, authorizations, permits, licenses (including health licenses issued by COFEPRIS), concessions, judgments, orders, decrees, registrations (including health registrations issued by COFEPRIS), exemptions or similar administrative or judicial acts, granted by or made before, any Government Authority, whether granted by positive act or deemed granted by the omission of a response of any Government Authority within a certain period of time or in any other way.

“Recognized Stock Exchange” means the Bolsa Mexicana de Valores, S.A.B. de C.V., the Bolsa Institucional de Valores, S.A. de C.V., the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation and the London Stock Exchange or any other stock exchange or market in the United States of America or any Western European country.

“Minimum Cash Balance” means the amount equivalent to MXN$50,000,000 (fifty million Pesos 00/100 National Currency).

“Minimum Quantity” has the meaning attributed to such term in Section 8.03(a) of this Contract.

“Working Capital” means the amount composed of accounts receivable, plus (i) inventories, less (ii) accounts payable, in accordance with the terms mentioned in Annex G.

“Working Capital at Close” means the Working Capital that the Companies will have on the Closing Date, which may not be less than the equivalent of 5.3% (five point three percent) of the accumulated sales of the last 12 months of Hospital y Clínica OCA.

“Letter of Credit” means the letter of credit issued by a recognized financial institution in favor of the Sellers for a total amount of USD 3,000,000 (three million dollars 00/100 legal tender of the United States of America), the original of which the Buyers shall deliver to the Sellers no later than 10 Business Days following the signing of this Contract.

“Cause for Indemnification of the Buyers” has the meaning attributed to said term in Section 8.01(c) of this Contract.

“Cause for Indemnification of the Sellers” has the meaning attributed to such term in Section 8.01(a) of this Contract.

“ICC” has the meaning attributed to such term in Section 9.04(a) of this Contract.

“Closing Certificate” has the meaning attributed to said term in Section 4.02 of this Contract.

“Seller’s Assignee” means any Person over which any of the Sellers maintains Control and who will acquire the rights and obligations of the corresponding Seller under this Contract.

“Closing” has the meaning attributed to said term in Section 4.04 of this Contract.

“COFECE” means the Federal Economic Competition Commission and any such body or entity, of any nature, that replaces or substitutes it.

“COFEPRIS” means the Federal Commission for the Protection against Sanitary Risk (Comisión Federal para la Protección contra Riesgos Sanitarios) and any such body or entity, of any nature, that replaces or substitutes it.

“Competitor” means any Person whose purpose is to develop or participate or who effectively develops or participates, in any way in the Business.

“Buyers” has the meaning attributed to said term in the introduction of this Contract.

“Purchase and Sale” has the meaning attributed to such term in Section 4.01 of this Contract.

“Knowledge of the Companies” means, with respect to the Companies, the actual knowledge of any of the following: Laura Estela Zuñiga Fuentes, Director of Finance and Taxes, Neli Elizabeth Martínez Salas, Director of Legal Matters, Genaro Levinson Marcovich and Dan Levinson Krinitzky.

“Knowledge of the Sellers” means, with respect to the Sellers, the actual knowledge of any of the following: Laura Estela Zuñiga Fuentes, Director of Finance and Taxes, Neli Elizabeth Martínez Salas, Director of Legal Matters, Genaro Levinson Marcovich and Dan Levinson Krinitzky.

“Board” or “Board of Directors” means the Board of Directors of the Companies.

“Contract” has the meaning attributed to said term in the introduction of this Contract.

“Guarantee Agreement” means the Trust Agreement to be entered into by the Sellers as trustors and primary beneficiaries, the Buyers as primary beneficiaries and certain trust institution, in substantially similar terms to the document attached to this Contract as Annex F, pursuant to which GLM will contribute the Collateral Resources, in order to guarantee any obligations to indemnify the Indemnifying Persons in accordance with this Contract.

“Material Contracts” has the meaning attributed to such term in Section 2.01(u) of this Contract.

“Control” means the power, directly or indirectly, to direct or determine the direction of the administration or policies of any Person, whether through the ownership of shares, equity holdings or interests with voting rights representative of such Person’s share capital, or as a result of any agreement, contract, instrument or document, or in any other manner.

“Dispute” has the meaning attributed to such term in Section 9.04(a) of this Contract.

“Adhesion Agreement” has the meaning attributed to such term in Section 9.08(c) of this Contract.

“Guarantee Agreement Account” means an account opened by the Collateral Agent to maintain the Collateral Resources in accordance with the Guarantee Agreement.

“Ordinary Course of the Business” means the regular performance or execution of those acts necessary and/or convenient for the proper and normal development of the Business consistent with the customs and practices of the Companies prior to the Signing Date.

“Essential Statements of Companies and Sellers” means the statements contained in Sections 2.01(a) (Incorporation and Powers; Representatives), 2.01(b) (Validity), 2.01(d) (Company Bylaws; Capital Structure), 2.02(a) (Incorporation and Powers; Representatives), 2.02(b) (Validity), 2.02(d) (Capitalization) and 2.02(e) (Ownership of Business Assets).

“Essential Statements of Buyers” means the statements contained in Sections 3.01(a) (Incorporation and Powers; Representatives) and 3.01(b) (Validity).

“Substantial Statements of Companies and Sellers” means the statements contained in Sections 2.01(c) (No Disputes; Approvals), 2.01(f) (Solvency), 2.01(i) (Taxes), 2.01(k) (Compliance with Laws), 2.01(l) (Government Authorizations), 2.01(y) (Anti-Corruption Matters), 2.01(z) (Compliance with OFAC), 2.02(f) (Solvency).

“Buyers’ Designee” means any Affiliate that is designated by Auna Mexico to carry out a portion of the transactions considered in this Contract in order to comply with the Applicable Law regarding the need for the Companies to have at least two shareholders.

“Independent Accountants Firm” has the meaning attributed to said term in Section 4.03(g) of this Contract.

“Final Adjustment Determination” has the meaning attributed to said term in Section 4.03(g) of this Contract.

“Initial Adjustment Determination” has the meaning attributed to said term in Section 4.03(a) of this Contract.

“Debt” means any debt or liability of the Companies resulting from or in connection with:

(a) money borrowed;

(b) the outstanding principal balance payable under any bonds, obligations, promissory notes, certificates, commercial paper, acceptance credits, invoices or other instruments subscribed, accepted, endorsed or issued by the Companies;

(c) unconditional obligations of the Companies to reimburse any other Person for those amounts paid by such Person under any letter of credit or similar instrument (excluding any letters of credit or similar instruments issued on behalf of the Companies in relation to accounts payable incurred and to be paid in the Ordinary Course of Business to creditors and suppliers within 90 (ninety) calendar days from the date on which they were incurred and that are not past due);

(d) the amounts due as a result of any other transaction that has the financial and accounting effect of a liability and which may be classified as a liability (and not as off-balance sheet financing) under the Accounting Standards;

(e) the amounts received as a result of any other transaction that has the financial and accounting effect of off-balance sheet financing in accordance with the Accounting Standards;

(f) the amount of the obligations of the Companies under any derivative financial instrument transactions entered into to protect or benefit from the fluctuation of any rate, exchange rate or price (but only the net amount owed by the Companies after having calculated the respective positions against the market and considering the replacement value applicable to the corresponding date, determined in accordance with the framework contracts for entering into derivative transactions, their supplements, annexes and confirmations of the respective transactions);

(g) any premium payable with respect to any prepayment or mandatory exchange of any of the foregoing concepts, and

(h) without being considered duplication, the amount of any obligation related to any guarantee or indemnity granted by the Companies with respect to any of the items described in the previous paragraphs that have been incurred by any other Person.

“Business Day” means any day, (other than Saturday and Sunday), on which commercial banks are open to the public in Mexico City, Mexico.

“DLK” has the meaning attributed to said term in the introduction of this Contract.

“Cash and Cash Equivalents” shall have the meaning attributed to said term in Annex G.

“Significant Adverse Effect” means any significant adverse effect on the financial condition or on the operating results of the Companies resulting in Losses of an amount equal to or greater than USD 10,000,000 (ten million dollars 00/100 legal tender of the United States of America), on the understanding, however, that any adverse effect that is a consequence of or results from, or is attributable to, (a) any event or circumstance or series of events or circumstances affecting (i) the economy, capital markets, financial, banking, credit or securities markets in general, including changes in interest rates or exchange rates in Mexico, the United States of America or any other country or region, (ii) political, health or social conditions (including any situation or condition related to the COVID-19 pandemic) in Mexico, the United States of America or any other country or region, or (iii) generally, the industry in which the Companies operate or provide services, (b) the negotiation, dispute, announcement or completion of the transactions considered in this Contract, compliance with the obligations considered in this Contract, including adverse effects related to the fulfillment of obligations or agreements contained in this Contract, failure to take any action as a result of any restrictions or prohibitions contained in this Contract and any immediate adverse effects caused by the deficit or decrease in income, margins or performance, (c) any changes in the Applicable Law, in the Accounting Standards, or in the accounting principles, practices or policies that the Buyers, any of the Sellers or the Companies are obliged to adopt, or compliance with or interpretation thereof, (d) actions or omissions specifically permitted under this Agreement, or actions or omissions permitted upon request of, or with the consent of the Buyers, (e) the effect of any action of the Buyers or their Affiliates with respect to any of the transactions considered in this Contract or any Seller, the Companies or their respective Affiliates, (f) any acts of God or force majeure events including earthquakes, hurricanes, tornadoes, floods, tsunamis, or any other natural disaster, or any damage or destruction of assets caused accidentally, (g) any hostility, acts of war (whether or not declared) sabotage, terrorism or military actions, (h) failure to comply with any projections, estimates or forecasts as to revenues, earnings, or any other measurement of financial performance or transactions, whether internal or published, in any period (on the understanding that the underlying causes of such breach (subject to the other provisions of this definition) may not be excluded) or (i) any change or adverse effect that is remedied prior to the Closing, shall not constitute or be deemed to contribute to, in that case, a Significant Adverse Effect, and may not be taken into account in determining the occurrence of a Significant Adverse Effect, on the understanding that any adverse effect that is a consequence of, results from, or is attributed to subsections (a) and (f) above may be considered to determine the occurrence of a Significant Adverse Effect, to the extent that such adverse effect has a significantly disproportionate impact on the Companies, with respect to other similar businesses in the same industry.

“Subcontractor Employees” has the meaning attributed to said term in Section 2.01(v)(i) of this Contract.

“Own Employees” has the meaning attributed to said term in Section 2.01(v)(i) of this Contract.

“Key Employees of the Companies” has the meaning attributed to said term in Section 2.01(v)(ii) of this Contract.

“Key Subcontractor Employees” has the meaning attributed to said term in Section 2.01(v)(ii) of this Contract.

“Debt Equivalents” shall have the meaning attributed to such term in Annex G.

“Equity Security Equivalents” means, with respect to any Person who is not an Individual, any preferred shares, convertible securities, options, warrants or other documents, instruments or similar securities that are convertible or exchangeable for, or which bring with them the right to subscribe, pay or purchase, Equity Securities of such Person.

“Financial Statements” has the meaning attributed to such term in Section 2.01(h) of this Contract.

“Audited Financial Statements” has the meaning attributed to said term in Section 2.01(h) of this Contract.

“Unaudited Internal Financial Statements” has the meaning attributed to said term in Section 2.01(h) of this Contract.

“Bylaws” means the bylaws of the Companies.

“Indemnifiable Event” means any of the events, conditions or circumstances described below:

(a) any responsibility, contingency or liability related to or derived from, the labor and social security scheme of the Companies maintained prior to the Closing or modified prior to the Closing but during any Fiscal and Labor Period prior to the Closing, including, without limitation, those derived from the Professional Services Agreements, in relation to the Subcontractors’ Employees, any medical personnel employed or not employed by the Companies and in general by any subcontracting scheme;

(b) any responsibility, contingency or liability related to or derived from any corporate restructuring, change of control, disposal or donation of the shares representative of the capital stock of the Companies by the Sellers prior to the Closing.

“Cash Surplus” means (i) Cash and Cash Equivalents, less, (ii) Debt and Debt Equivalents, less (iii) any Tax that is not duly recorded, provisioned, paid in or paid, as applicable in each case, in accordance with Applicable Law and in the Ordinary Course of Business, less (iv) Minimum Cash Balance.

“Closing Cash Surplus” means the Cash Surplus that the Companies will have on the Closing Date.

“Working Capital Surplus” means any quantity that exceeds the amount equivalent to 5.3% (five point three percent) of the accumulated sales of the last 12 months of Hospital y Clínica OCA.

“Closing Working Capital Surplus” means the Working Capital Surplus determined on the Closing Date.

“Closing Date” has the meaning attributed to said term in Section 4.04 of this Contract.

“Signature Date” has the meaning attributed to said term in the introduction of this Contract.

“Deadline” has the meaning attributed to said term in Section 5.03(c) of this Contract.

“Indemnifiable Expenses” means any expenses incurred by an Indemnified Person, in connection with any claim for compensation made pursuant to Article VIII of this Contract, which is ultimately appropriate.

“GLM” has the meaning attributed to said term in the introduction of this Contract.

“Encumbrance” means any mortgage, pledge, pledge without transfer of possession, security interest, retention of title, right of first refusal, security trust, privilege or priority of any kind having the effect of a security, any designation of preferred beneficiaries, beneficiary or any similar arrangement in relation to any insurance policy or any preference to one creditor over another, as applicable under Applicable Law.

“HKM” has the meaning attributed to said term in the introduction of this Contract.

“Taxes” means, regardless of its name and the Applicable Laws under which it is governed, any taxes, duties, contributions, levies, burdens, tax credits, tariffs, stamps and contributions of any kind, as well as their accessories, (including fines, updates, interest and surcharges, regardless of their name), payable by a Person to any Government Authority, including with respect to or on income, business, sales, operations, transfers, franchises, registrations, profits, payroll, property (real or personal), imports, exports or other actions, omissions or circumstances of any kind, or that under Applicable Laws in any jurisdiction have a treatment equivalent to any of the above, including, social security contributions to the Mexican Social Security Institute and the Institute of the National Housing Fund for Workers, contributions to the Retirement Savings System, workers’ profit sharing.

“VAT” means Value Added Tax.

“JLK” has the meaning attributed to said term in the introduction of this Contract.

“Law on Economic Competition” means the Federal Law on Economic Competition and any other Law Applicable to any Buyer, to any Seller or to the Companies in any applicable jurisdiction that is designed to prohibit, restrict or regulate actions that have the effect or purpose of monopolizing or restricting the market.

“Anti-Corruption Laws” means, with respect to any Person, all Applicable Laws on the fight against corruption, money laundering and the fight against terrorism and organized crime; including but not limited to the bribery chapter in the Federal Criminal Code and any chapter of a similar nature in any local criminal code, the General Law of Administrative Responsibilities, Federal Racketeering Law, the National Domain Extinction Law, the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated November 21, 1997, and the Federal Law for the Prevention and Identification of Transactions with Resources of Illicit Origin, as well as any others that may apply.

“Labor Laws” means, jointly, any Applicable Law related to labor relations, unions, collective bargaining agreements, individual employment contracts, terms and conditions of hire, salaries, employment benefits, workdays, labor settlements, employment discrimination, hygiene, safety, health and protection in the workplace.

“Applicable Law” means, with respect to any Person, all laws, treaties, regulations, rules, circulars or other general rules (including any Official Mexican Standard), of any nature and regardless of their name, issued or adopted by any Government Authority, in any jurisdiction, applicable to said Person.

“Environmental Laws” means, jointly, any Applicable Law related to pollution, remediation, protection and regulation of the environment, or to the storage, generation, management, use, treatment, release and disposal of hazardous waste or any other matters related to health and civil protection.

“Improvements” means all buildings, constructions, structures, installations, systems and equipment, and all components thereof built on or incorporated into the Leased Properties and/or the Own Properties.

“Mexico” means the United Mexican States.

“Minimum Amount” has the meaning attributed to said term in Section 8.03(b) of this Contract.

“Business” means the business that, as of the Signature Date, is run by Hospital y Clínica OCA directly and indirectly through the rest of the Companies, consisting of the operation and exploitation of clinics and hospitals for medical and hospital services, including, without limitation, (i) consultation services, laboratory tests, X-rays and those of other nature, (ii) hospitalization services, surgery and labor rooms, and (iii) diet and medication supply services of all kinds.

“Accounting Standards” means the Financial Reporting Standards issued by the Mexican Board for Research and Development of Financial Reporting Standards in force in Mexico.

“Indemnity Dispute Notice” has the meaning attributed to said term in Section 8.05 of this Contract.

“Notice of Demand for Indemnification” has the meaning attributed to said term in Section 8.05 of this Contract.

“Notice of Disagreement” has the meaning attributed to said term in Section 4.03(e) of this Contract.

“Third Party Claim Notice” has the meaning attributed to said term in Section 8.04(a).

“OFAC” has the meaning attributed to said term in Section 2.01(z)(i)(1) of this Contract.

“Competitive Operations” has the meaning attributed to said term in Section 6.04 of this Contract.

“Delivering Party” has the meaning attributed to said term in Section 4.03(b) of this Contract.

“Receiving Party” has the meaning attributed to said term in Section 4.03(b) of this Contract.

“Related Party” means, with respect to any Person, any other Person: (i) who is an Affiliate of such first Person, (ii) who serves as a director, officer, partner, administrator or trustee of such first Person, (iii) in which such first Person has a significant interest, or (iv) who has a significant interest in such first Person. In the case of Individuals, “Related Party” shall include any Person who is a relative of such Person up to the second degree, that Person’s spouse or any relative up to the second degree of such spouse. For purposes of this definition, “significant interest” shall mean the direct or indirect ownership of shares, equity holdings or interests with voting rights representative of 20% (twenty percent) or more of a Person’s outstanding share capital.

“Parties” has the meaning attributed to said term in the introduction of this Contract.

“Short-Term Liabilities” means, with respect to the Companies, the sum of all amounts corresponding to (i) any accounts payable by the Companies (excluding the balance of any accounts payable to Related Parties), (ii) the accrued expenses of the Companies, (iii) any taxes payable by the Companies, and (iv) any derivative financial instruments contracted by the Companies, considering the replacement value applicable at the corresponding date, determined in accordance with the framework contracts for entering into derivative transactions, their supplements, annexes and confirmations of the respective transactions.

“Losses” means any damages actually caused by any of the Parties to this Contract.

“Query Period” has the meaning attributed to said term in Section 4.03(f) of this Contract.

“Review Period” has the meaning attributed to said term in Section 4.03(c) of this Contract.

“Person” means any individual and legal entity, including any company, association, or other entity or trust, Government Authority or any similar entity with or without its own legal status.

“Indemnified Persons” has the meaning attributed to said term in Section 8.01(b) of this Contract.

“Buyers Indemnified Person” has the meaning attributed to said term in Section 8.01(a) of this Contract.

“Sellers Indemnified Person” has the meaning attributed to said term in Section 8.01(b) of this Contract.

“Indemnifying Persons” has the meaning attributed to said term in Section 8.01(b) of this Contract.

“Buyer Indemnifying Person” has the meaning attributed to said term in Section 8.01(b) of this Contract.

“Sellers Indemnifying Persons” has the meaning attributed to said term in Section 8.01(a) of this Contract.

“Pesos” or “MXN$” means the legal tender in Mexico.

“Employee Benefit Plan” means any plan, program or other agreement in connection with the hiring, payment, withdrawal, deferred payment, benefits, liquidation, option to purchase Equity Securities or Equity Security Equivalents, pension, or any other benefits, granted, funded or required to be granted or funded by the Companies.

“Estimated Purchase Price” means an amount equivalent to the Total Value of the Companies on the Closing Date.

“Final Purchase Price” means the Estimated Purchase Price as adjusted in accordance with Section 4.03 of this Contract.

“Intellectual Property” means any (a) computer programs (of any kind, including all algorithms, models, methodologies and data collections), databases and related manuals and procedures, as well as other intellectual property rights protected under the Federal Copyright Law, as well as (b) patents, registered technologies, utility models, industrial designs, integrated circuit tracing schemes, brands (registered and service) and commercial notices, trade names, domain names, know-how, commercial image, inventions and other industrial property rights protected under the Industrial Property Law.

“Intellectual and Industrial Property of the Company” has the meaning attributed to said term in Section 2.01(s)(i) of this Contract.

“Intellectual and Industrial Property under Development” has the meaning attributed to said term in Section 2.01(s)(vi) of this Contract.

“Collateral Resources” means USD 30,000,000 (thirty million dollars 00/100 legal tender of the United States of America).

“Third Party Claim” has the meaning attributed to said term in Section 8.01(a)(iii) of this Contract.

“Restructure” means the restructure of the Sellers in terms of what is described in Annex H.

“Tax Reports” has the meaning attributed to said term in Section 2.01(i)(ii) of this Contract.

“Corporate Resolutions” means the shareholders’ meetings or unanimous resolutions of the shareholders of the Companies, as the case may be, approving, among other things, (a) the transactions set forth in this Contract, (b) the transfer of the Shares for Sale in favor of the Buyers, (c) the amendment to the bylaws of the Companies, (d) the removal and appointment of the members of the Board and the statutory auditors of the Companies, as the case may be, (e) the revocation of all powers granted by the Companies and the granting of new powers by the Companies, and (e) any other matters agreed to by the Parties as necessary to implement any transaction considered in this Contract.

“RLK” has the meaning attributed to said term in the introduction of this Contract.

“Sanctions” has the meaning attributed to said term in Section 2.01(z)(i)(1) of this Contract.

“Judgment” means, with respect to any Person, any judgment, order, decree or resolution, of any matter and regardless of its name, issued by any Government Authority, applicable to said Person or his or her respective goods or assets.

“Companies” has the meaning attributed to said term in the introduction of this Contract.

“Intellectual and Industrial Property Requests” has the meaning attributed to it in Section 2.01(s)(vi) of this Contract.

“Subcontractor” has the meaning attributed to said term in Section 2.01(v) of this Contract.

“Subsidiary” means, with respect to any Person, any Person (a) of which 50% (fifty percent) or more of the Equity Securities are owned by such Person, (b) in which such Person may name or appoint at least half of the members of the board of directors, board of managers or any other body performing similar or equivalent functions, or (c) which is otherwise Controlled by such Person.

“Territory” means Mexico.

“Equity Securities” with respect to any Person other than an Individual, the shares, equity units, trust rights or other interests, of any kind or series and regardless of their name, representative of the Share Capital of said Person.

“Total Value of the Companies” means (i) the amount of USD 692,000,000 (six hundred ninety-two million dollars, legal tender of the United States of America), the value allocation of each of the Companies being established in Annex B of this Contract, plus (ii) the Closing Working Capital Surplus, more or less, as the case may be, (iii) the Closing Cash Surplus; on the understanding that, all profits of the Companies generated and not distributed on or before the Closing Date, if any, shall be the property of the Sellers, net of any applicable Taxes. Likewise, any profits of the Companies decreed and not paid shall be subject to the mechanism of Estimated Purchase Price adjustment in accordance with Section 4.03.

“Sellers” has the meaning attributed to said term in the introduction of this Contract.

1.02 Interpretation.

The following rules of interpretation shall apply with respect to this Contract:

(a) The term “documents” includes any and all covenants, contracts, instruments, documents, certificates, notices, reports, statements or any other written communications, regardless of the form in which they are documented, whether in physical or electronic form.

(b) References to “Article”, “Section”, “sub-sections”, “Annex”, “Appendix” or any other subdivision of or an attachment, except as otherwise specified, are to the Sections, sub-sections, sub-paragraphs, Annexes, Appendices or subdivisions or attachment to the documents in which such reference appears.

(c) Any agreement, contract, instrument or document defined or referred to in this Contract, means such agreement, contract, instrument or document, as modified, amended, added, supplemented or replaced from time to time, and includes all annexes to or instruments incorporated into such agreement, contract, instrument or document.

(d) Any law, regulation, rule, circular or standard defined or referred to in this Contract means such law, regulation, rule, circular or standard, as modified, amended, added or replaced, and includes any other ordinances enacted or issued thereunder, as well as any judicial or administrative interpretation of such law, regulation, rule, circular or standard.

(e) All terms defined in this Contract may be applied in singular or plural, and the term “including” means “including without limitation”.

(f) References to a Person are also to his or her successors, permitted assigns and, as applicable, to any Person who replaces him or her under the terms of this Contract.

(g) Unless expressly defined or otherwise expressed in this Contract, all accounting terms shall have the meaning attributed to said terms in the Accounting Standards.

ARTICLE II

COMPANY AND SELLER STATEMENTS

2.01 Statements related to the Business, the Companies.

Each of the Companies and each of the Sellers jointly and severally represent to the Buyers that the statements contained in this Section are true, accurate, correct, complete and not misleading with respect to the Business, the Companies as of the date of this Contract, and that they will continue to be true, accurate, correct and complete and will not mislead on the Closing Date, except for those statements specifying that they are made on a different date and those exceptions to the statements that the Sellers declare in the certificate referred to in Section 5.01(a).

(a) Incorporation and Powers; Representatives.

(i) Each of the Companies is a company duly incorporated and existing in accordance with the laws of Mexico, and is authorized in accordance with its corporate purpose to own, possess, license, use, lease and operate its assets and properties, to develop the Business in the same manner as it currently does, and to comply with its obligations under this Contract.

(ii) The legal representatives of each of the Companies that enter into this Contract have all the necessary powers to bind them in terms of this Contract and said powers have not been revoked or modified as of the date of this Contract.

(b) Validity. The execution and fulfillment by each of the Companies of any of their obligations under this Contract, are authorized in accordance with their corporate purpose and have been duly authorized by the corresponding corporate bodies. This Contract has been duly authorized and entered into by each of the Companies, and constitutes a valid and binding obligation, enforceable against it in accordance with its terms.

(c) No Conflict; Approvals.

(i) The execution and fulfillment by each of the Companies of their obligations under this Contract, does not (1) result in or will not result in a breach of the terms, conditions or provisions of, does not and will not constitute cause for termination or early expiration pursuant to, and does not and will not require any consent pursuant to, any agreement, contract, instrument or document to which it is a party or under which it is bound, (2) contravene or will not contravene any of the terms or provisions of the Bylaws of the Companies, and (3) contravene or will not contravene any Authorization, Judgment, or Applicable Laws with respect to the Companies.

(ii) Except for Corporate Resolutions and COFECE Approval, the Companies do not require obtaining or requesting any Authorization in connection with the execution and fulfillment of this Contract, or for the completion of the transactions considered in this Contract.

(d) Company Bylaws; Capital Structure.

(i) The Companies have delivered to the Buyers a true and correct copy of their Bylaws, which are in force on the date of this Contract.

(ii) The authorized and paid-in share capital of each of the Companies on the date of this Contract is that described in Appendix 2.01(d)(ii) of this Contract, which truthfully, accurately, correctly and completely shows the number, series and class of the Shares for Sale owned by, and issued in favor of, each owner of the Shares for Sale, both before and after giving effect to the Purchase and Sale.

(iii) There are no Shares or Equity Security Equivalents pending to be issued or paid in, and there are no agreements, contracts, instruments or documents to which the Companies and the Sellers are a party, or pursuant to which they are bound regarding the issuance, delivery, sale, repurchase, redemption or swap of any of the Shares or Equity Security Equivalents.

(iv) The Shares for Sale represent all of the Shares, which were validly issued in favor of those Sellers and in the amounts described together with their names in Appendix 2.01(d)(iv) of this Contract, and have been fully subscribed, paid and released, and are free of any Encumbrance or any other transfer restrictions or other rights of third parties.

(e) Conduct of Business. As of December 31, 2020, (i) the Companies have conducted their business in the Ordinary Course of Business in a manner suitable to keep the Business running, (ii) there has been no event, condition, circumstance or change that has a Significant Adverse Effect on the Companies and they have not suffered any Loss or significant liability that puts the operation of the Companies at risk, and (iii) the Companies have not assumed or agreed to assume significant obligations outside of the Ordinary Course of Business.

(f) Solvency. The Companies are not in the process of debt restructuring, bankruptcy, insolvency, liquidation or dissolution, nor is there any circumstance or event that may result in the initiation of any process of debt restructuring, bankruptcy, insolvency, liquidation or dissolution of the Companies.

(g) Significant Adverse Effect. Since December 31, 2020, there has been no event, condition, circumstance or change that has, or that results in a Significant Adverse Effect.

(h) Financial Statements. (1) The audited individual balance sheet and the audited individual statements of income and cash flows for the years ended December 31, 2019 and 2020 of the Companies (the “Audited Financial Statements”), and (2) the unaudited individual balance sheet and the Companies’ unaudited statements of income and cash flows for the period ended December 31, 2021 (the “Unaudited Internal Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been prepared in accordance with the Accounting Standards applied consistently during the specified periods, and reasonably present the financial condition of the Companies as of the date on which they were prepared and the results of the Companies’ operations for the periods specified therein. There are no assets, sales, income, profits, products, liabilities or losses (whether current or contingent or of any other nature), or bad debts other than those disclosed in the Financial Statements. The Audited Financial Statements were audited by PricewaterhouseCoopers, S.C., with respect to Hospital y Clínica OCA and DRJ Inmuebles, and by Villegas y Villegas Contadores, S.C., with respect to Inmuebles JRD 2000 and Tovleja HG. Appendix 2.01(h)(2) to this Contract contains a true, accurate, correct and complete copy of the Financial Statements.

(i) Taxes.

(i) The Companies have complied with all Applicable Laws and/or agreements related to the payment and withholding of Taxes (including all amounts that must be withheld for wages, salaries and other payments to employees) and such amounts have been withheld by and paid to the corresponding Government Authorities within the time and manner established by Applicable Laws, and the Companies are not responsible for any delay in the payment of wages and/or for Taxes generated by non-withholding.

(ii) All tax returns and tax reports (the “Tax Reports”) that, according to the Applicable Law, must be submitted by each of the Companies, have been submitted in a timely manner, and said Tax Reports are accurate and correct as provided for by the Applicable Law. All Taxes generated with respect to the Companies, their properties, their income or assets, which are due and payable or which in terms of the Applicable Laws must be withheld by the Companies, have been paid or withheld in due time and form, and if withheld, they have been paid to the corresponding Government Authority in accordance with the Applicable Law.

(iii) No audit or other administrative or judicial proceedings have been formally commenced or are pending in connection with Taxes due or to be withheld by the Companies. The Companies have not received any notice regarding any audit or proceeding relating to any of the Taxes payable or withheld from the Companies.

(iv) The Companies are not part of and are not obliged under any Tax sharing agreement, Tax payment obligation and/or similar agreements, contracts, instruments or documents with respect to Taxes.

(v) The Companies are not residents for tax purposes in any jurisdiction other than Mexico.

(vi) Each and every one of the expenses reported as deductible expenses in the Financial Statements and in the Tax Reports of the Companies, comply with all the deductibility requirements in accordance with the Applicable Law and the Accounting Standards. The Financial Statements and Tax Reports of the Companies truthfully, accurately, correctly and completely reflect each and every deductible expense incurred by the Companies.

(vii) All income reported in the Financial Statements and in the Tax Reports of the Companies has been properly recorded in said Financial Statements in accordance with the Applicable Law and the Accounting Standards (including with respect to the periods in which said income is recognized).

(viii) Except as provided in Appendix 2.01(i)(viii), neither the Companies nor any of their suppliers or service providers have been included in the list published in the Official Gazette of the Federation and in the electronic portal of the Tax Administration Service, in accordance with Article 69-B of the Federal Tax Code.

(ix) The Companies have not fiscally used receipts of non-existent transactions in terms of Article 69-B of the Federal Tax Code.

(j) Litigation. Except as provided in Appendix 2.01(j) to this Contract, the Companies are not involved in any litigation, arbitration or administrative proceeding. With respect to the litigation disclosed in Appendix 2.01(j), no Judgment whatsoever has been issued, and when issued, it is not expected to have a Significant Adverse Effect, nor is there any Judgment in which the Companies have been ordered to make any payment or carry out any action which is pending payment or completion. No penalty whatsoever has been issued, nor is any penalty expected to be issued, including without limitation, any penalty related to the provision of health care services imposed or to be imposed by any Government Authority, which has or is reasonably expected to have a Significant Adverse Effect.

(k) Compliance with Laws. The Companies have complied and are in material compliance with all Applicable Laws, and (i) the Companies have not been accused or are currently being investigated for material breaches of the Applicable Laws, and (ii) the Companies have submitted all the reports required to be submitted to any Government Authority for the operation of the Business in the Ordinary Course of the Business.

(l) Government Authorizations.

(i) The Authorizations listed in Appendix 2.01(l)(i) of this Contract are all Authorizations that the Companies have.

(ii) Except as provided in Appendix 2.01(l)(ii) of this Contract, the Companies hold, and are in compliance, in all respects, with all Governmental Authorizations listed in Appendix 2.01(l)(i) of this Contract. Such Government Authorizations have been duly and legally obtained, are valid, enforceable, in force and have taken full effect. The Companies have not received notice or claim in writing or by any other means from any Government Authority or from any other Person with respect to any breach of any Government Authorization, and there is no condition, situation, event, circumstance or fact that substantiates such breach. The Companies have taken all necessary actions to keep such Government Authorizations in force, including the submission of all reports to be submitted. The Companies have not received any written notification whatsoever regarding the loss, expiration or revocation of any Government Authorization, (except for the expiration at the end of the term thereof). No Seller or any other Person (other than the Companies) owns or has any right whatsoever in relation to any Government Authorization that is necessary to operate the Business in the Ordinary Course of Business.

(iii) To the best of the Companies’ Knowledge and/or the Sellers’ Knowledge, there is no fact or circumstance that hinders or prevents the Companies from requesting and obtaining the extension or renewal of any of the Government Authorizations listed in Appendix 2.01(l)(i) of this Contract to the extent that such extension or renewal is necessary for the purposes of the conduct of its Business.

(m) Environmental Matters.

(i) Each of the Companies is in compliance with all applicable Environmental Laws.

(ii) The Companies have not received any order, directive, claim, summons or decree from any related Government Authority, or (2) any written communication from any Person, related to the Companies operations failure to comply with the applicable Environmental Laws.

(iii) No hazardous substances have been released to the environment on or in respect of any property currently owned by, used by, or that in the past has been owned or used by any of the Companies, or any property operated by the Companies, that in accordance with Environmental Laws requires the Companies or any other Person to carry out actions to remedy such situation, or that in any way affects any of said properties.

(iv) The Companies have not directly transported, released, handled, stored, treated or disposed of, and the Companies have not permitted or consented to any other Person to transport, store, treat or dispose of any hazardous substance or waste related to the Business anywhere other than a site legally permitted to receive such substances or waste for such purposes in accordance with applicable Environmental Laws.

(h) Insurance and Bonds. The Companies maintain the insurance and bonding policies that are attached in Appendix 2.01(n) of this Contract. Each such insurance and bonding policies are valid and enforceable and are in full force and effect; all outstanding and payable premiums under such policies have been paid and the Companies are in compliance with the terms of such insurance policies. Except as provided in Appendix 2.01(n), there are no outstanding claims under any such policy, there is no situation, event, circumstance or condition whatsoever that gives rise to or may give rise to any claim or cancellation under any insurance or bonding policy taken out by the Companies.

(o) Subsidiaries; Ownership of the Business. The Companies have no Subsidiaries.

(p) Related Party Transactions. Except as described in Appendix 2.01(p) of this Contract, none of the Companies have entered into agreements, contracts, instruments or documents in force with Related Parties of each of the Companies.

Except as described in Appendix 2.01(p), all covenants, contracts, instruments, documents, agreements or other legal acts of the Companies with Affiliates of the Companies have been carried out considering for such transactions, agreements, contracts or other legal acts, the prices and amounts of consideration that have been used with other independent parties in comparable transactions and are duly supported by the transfer pricing studies required in accordance with the Applicable Law.

(q) Personal Property.

(i) Each of the Companies is, as applicable, a legitimate owner, lessee or user of all personal property and assets used in the development of the Business reflected in the Financial Statements which, whether owned or leased by the Companies, are free of all Encumbrances.

(ii) All significant personal property and assets (excluding non-durable goods) used or stored for use in connection with the Business (1) are in good working condition and in good repair and maintenance condition, and (2) are used in the Ordinary Course of Business. Since December 31, 2020, the Companies have not sold, transferred or disposed of significant assets other than those that have been sold, transferred or disposed of in the Ordinary Course of Business.

(r) Real Property.

(i) Appendix 2.01(r)(i) of this Contract contains a true, accurate, correct and complete list of all properties owned or co-owned by each of the Companies, whether they maintain such ownership or co-ownership directly or through any other Person, together with all rights (including easements and usufructs) incorporated therein (the “Own Properties”).

(ii) Appendix 2.01(r)(ii)(1) of this Contract contains a true, accurate, correct and complete list of all the properties leased or subleased by the Companies or that any of them has the right to use, occupy or own (the “Leased Properties”), and the covenants, contracts, instruments or documents as regards lease, loan or usufruct by means of which the Companies lease, use, occupy or own the Leased Properties (together, the “Leases” and such covenants, contracts, instruments or documents, the “Lease Agreements”). No counterparty under any Lease is an Affiliate of the Companies.

(iii) No portion of the Own Properties, Leased Properties or any of the Improvements made therein violates the Applicable Laws, and all the Improvements that are part thereof or that were made therein have been constructed and are being occupied pursuant to and in accordance with the valid construction and occupancy permits and licenses issued by the competent Government Authorities. The permits, authorizations and licenses described in Appendix 2.01(r)(iii) of this Contract are all Government Authorizations necessary for the construction, the use and occupancy of the Own Properties, Leased Properties (and include, without limitation, land use permits, construction licenses and occupancy permits), which have been duly and legally obtained, are valid and enforceable and have taken full effect, and all the conditions of effectiveness thereof have been fully met and satisfied. The Companies have not received any notice in writing or in any other way related to the breach of any Applicable Laws by any Government Authority or third party, and, to the extent of the Knowledge of the Companies and/or the Knowledge of the Sellers, there are no facts or circumstances that can reasonably lay the basis of any claim or Encumbrance under such Applicable Laws. No Own Property or Leased Property is subject to (1) any government decree or proposed public order, threat of any government decree or proposed public order, or other process (including any expropriation or confiscation procedures) that could cause such Own Properties, Leased Properties (or any part thereof) to be sold or confiscated by any public authority, or (2) any right of way, easement, construction use restrictions (including use restrictions as to agriculture, communal land or community-based), exceptions, variations, reservations or limitations of any nature. The Own Properties and the Leased Properties comply with the technical and other requirements or qualifications considered in the Applicable Laws to obtain those permits, authorizations and licenses that have not been obtained on the date of this Contract necessary for the operation of the Business.

(iv) The Own Properties and the Leased Properties are in compliance with all applicable and existing condominium or co-ownership regimes, deeds, rules and regulations.

(v) The Companies have provided in due time and form to the applicable Government Authorities (including municipal land registry offices), as required by Applicable Law, all the significant information required with respect to the Own Properties and the Leased Properties, for tax purposes.

(vi) No counterparty under any Lease is an Affiliate of, or has any economic interest in, the Companies.

(vii) There are no promissory, option or any other covenant, contract, agreement, instrument or document under which any of the Companies may be required to acquire or dispose of any interest (including interest in lease agreements) in any real property.

(viii) All Own Properties are free of any Encumbrance or limitation of domain or court or out-of-court measure.

(s) Intellectual Property.

(i) Appendix 2.01(s)(i) of this Contract contains a true, accurate, correct and complete list of the Intellectual and Industrial Property used by the Companies in the development of the Business (the “Intellectual and Industrial Property of the Company”). The Companies are owners or licensees of the Intellectual and Industrial Property of the Company, which is free of all Encumbrance. The Companies do not use any procedure or technology in the Business, other than the Intellectual and Industrial Property of the Company.

(ii) The Intellectual and Industrial Property of the Company owned by the Company is duly registered with the competent Government Authorities and said registration is valid and is in force.

(iii) There are no pending claims by any Person against the Companies relating to the misuse by the Companies of any third party intellectual property right, and the Companies have not received notice that any Person has or may be entitled to such claim.

(iv) To the best of the Knowledge of the Companies and/or the Knowledge of the Sellers, the operation of the Business in the same manner in which they currently operate does not infringe any Intellectual and Industrial Property rights of any other Person.

(v) Neither the Companies nor any of the Sellers have been notified and to the extent of the Knowledge of the Companies and/or the Knowledge of the Sellers, no third party has used, currently uses, or have been notified that any third party has attempted to register the Intellectual and Industrial Property of the Company.

(vi) Appendix 2.01(s)(vi) of this Contract contains a true, accurate, correct and complete list of all applications for the registration or renewal of any Intellectual and Industrial Property (the “Intellectual and Industrial Property under Development”) that has been developed by the Companies and their Affiliates but has not been effectively registered with the competent Government Authorities (the “Applications for Intellectual and Industrial Property”).

(vii) The Applications for Intellectual and Industrial Property and the Intellectual and Industrial Property under Development covered under said applications, to the extent of the Knowledge of the Companies and/or the Knowledge of the Sellers, do not result in the misuse of the intellectual property right of any other Person.

(viii) To the best of the Knowledge of the Companies and/or the Knowledge of the Sellers, there is no situation, event, circumstance or condition that may result in any of the Applications for Intellectual and Industrial Property being rejected or denied by the competent Government Authorities.

(ix) The rejection or refusal of any Application for Intellectual and Industrial Property shall not produce a Significant Adverse Effect.

(x) As of the Closing Date, no current or former shareholder, director, employee, consultant, independent contractor of the Companies shall have the right to exploit or receive any right or benefit whatsoever over the Intellectual and Industrial Property owned, used and/or exploited by and/or developed upon request or under the sponsorship of the Companies or any of the Sellers.

(t) Books and Records. The books and records of the Companies, including, without limitation, corporate books, are substantially complete and correct, have been maintained and the respective entries have been made in accordance with Applicable Laws and sound business practices, and reflect in a true, accurate, correct and complete manner all the information related to their business, nature, acquisition, maintenance, location and types of their assets, and the nature of all transactions giving rise to their obligations or accounts receivable that must be recorded in such books and records in accordance with Applicable Laws or accounting standards applicable to the Companies.

(u) Material Contracts. Appendix 2.01(u)(1) of this Contract contains a true, accurate, correct, and complete list of the following contracts, effective as of this date, whether written or oral:

(i) The Lease Agreements;

(ii) The agreements, contracts, instruments, documents or obligations to which the Companies are a party with any Person or group of Related Persons, in relation to the Intellectual and Industrial Property of the Company;

(iii) the agreements, contracts, instruments, documents or obligations to which the Companies are a party with any Person or group of Related Persons, in relation to the purchase (whether in the case of the actual purchase, or the rules governing future purchases) by such Person or group of Related Persons, of the goods or services sold or provided by the Companies;

(iv) the agreements, contracts, instruments, documents or obligations to which the Companies are a party with any Person or group of Related Persons, (1) considering an annual consideration of at least (x) MXN$2,000,000 (two million Pesos 00/100 National Currency) or the equivalent in any other currency individually, or (y) MXN$2,000,000 (two million Pesos 00/100 National Currency) or the equivalent in any other currency as a whole, or (2) considering a period of 6 (six) months or more and that cannot be canceled by the Companies by providing notice no more than 10 (ten) calendar days in advance and without the need for payment or penalty;

(v) the agreements, contracts, instruments, documents or other obligations evidencing the Debt of any of the Companies including, without limitation, any Encumbrance;

(vi) the agreements, contracts, instruments, documents or obligations that relate to distribution, supply, purchase, negotiation, association, concession, commercial commission or the like activities that are relevant to the Companies in the operation of their Business;

(vii) the agreements between shareholders relating to the Shares of the Companies or to which the Companies are a party;

(viii) the employment agreements or contracts, or any similar agreement or contract (including agreements or contracts for the provision of services) to which the Companies are a party that consider an annual payment exceeding MXN$2,000,000 (two million Pesos 00/100 National Currency) or the equivalent in any other currency individually;

(ix) the Service Agreements; and

(x) any other agreement, contract, instrument, document or obligation to which any of the Companies is a party that establishes long-term obligations, in an onerous or unusual manner, that has not been entered into in terms of the market or that is relevant to the Companies’ Business.

All agreements, contracts, instruments or documents to which the Companies are a party and which are listed in Appendix 2.01(u)(1) of this Contract (the “Material Contracts”), are valid, mandatory and enforceable in accordance with their terms and are in full force and effect. Neither the Companies nor any other party are in breach of any Material Contract. No situation, event, circumstance or condition has occurred that, with notice, due to the passage of time or both, (1) constitutes a breach by the Companies, or (2) allows the termination, modification or acceleration in accordance with the Material Contract in question. The transaction considered in this Contract does not require the consent of the counterparties or any third party in accordance with or in relation to such Material Contracts, will not result in a breach of such Material Contracts and will not cause such Material Contracts to cease to be legal, valid, mandatory, and enforceable against the Companies, the respective counterparty and any third parties, and will continue in full force and effect on the same terms after Closing. All Material Contracts comply with the requirements established in and none of said Material Contracts violates Applicable Laws. In the process of negotiating and entering into any Material Contract, the Companies and their attorneys-in-fact complied with all applicable Anti-Corruption Laws, and such Material Contracts were entered into in compliance with all applicable Anti-Corruption Laws.

(v) Labor Matters.

(i) Appendix 2.01(v)(i) of this Contract contains a true, accurate, correct and complete list of all officers, board members, managers, full-time employees and independent contractors of the Companies as of January 1, 2022 (the “Own Employees”), as well as the officers, board members, managers, full-time employees and independent contractors of Subcontractors who are assigned exclusively and full-time by Subcontractors to provide specialized personnel services, administrative support or similar to the Companies in terms of the provisions of the Applicable Laws (the “Subcontractor Employees”) and with whom the Company has entered into specialized service provision agreements in accordance with the Applicable Laws (the “Professional Services Agreements”). Except for the Professional Services Agreements, the Companies have not entered into or signed any agreement, contract, instrument or document whatsoever in accordance with the terms of which any Person provides personnel services, administrative support or the like.

(ii) No Own Employee or any Subcontractor Employee whose annual compensation exceeds MXN$1,000,000 (one million Pesos 00/100 National Currency) or its equivalent in any other currency (in the case of Own Employees, the “Key Employees of the Companies” and in the case of Subcontractor Employees, “Subcontractor Key Employees”) are entitled to any increase in their compensation or bonuses, or any other increase in job benefits after, or as a result of the Closing.

(iii) No Key Employee or Subcontractor Key Employee has given written or oral notice to the Companies or any of the Subcontractors, with the intention of terminating their employment relationship with the Companies or any Subcontractor.

(iv) All Own Employees, Subcontractor Employees and other directors, officers, executives and employees participating in the Business are employed by the Companies or any of the Subcontractors, as applicable.

(v) Appendix 2.01(v)(v) of this Contract contains a list of the contracts under which any Person (in such capacity, a “Subcontractor”) provides personnel services or administrative support to the Companies.

(vi) Except as expressly required by Applicable Laws in Mexico and as set forth in Appendix 2.01(v)(vi) of this Contract, neither the Companies, nor the Subcontractors (in the case of Subcontractors, exclusively with respect to the Subcontractor Employees) have Employee Benefit Plans in force with any past or present director, officer, executive or employee.

(vii) Both the Companies and the Subcontractors (in the case of the Subcontractors, exclusively with respect to the Subcontractor Employees) are in compliance with all Labor Laws, including with respect to matters related to the participation of employees in the profits of the Companies and the Subcontractors, and have paid all amounts to be paid in accordance with the foregoing. There are no pending proceedings relating to breaches of Labor Laws, and neither the Companies nor their Subcontractors have received written notice or any other type of notice relating to such proceedings.

(viii) Appendix 2.01(v)(viii) of this Contract contains a true, accurate, correct and complete list of all collective bargaining agreements to which the Companies or any of the Subcontractors (in the case of the Subcontractors, exclusively with respect to the Subcontractor Employees) is a party. The Companies and each of the Subcontractors maintain a good relationship with each of the unions with which they have entered into collective bargaining agreements. Neither the Companies nor any of the Subcontractors (in the case of the Subcontractors, exclusively with respect to the Subcontractor Employees) have suffered any attempt of strike or work stoppage as a result of a disagreement with the employees, and there is currently no, nor is there pending, any strike or work stoppage or request for employment representation.

(ix) Except as set forth in Appendix 2.01(v)(ix) of this Contract, there is no claim, lawsuit, complaint, charge or significant investigation pending in relation to the breach of any Labor Law.

(x) All relevant amounts payable by the Companies and the Subcontractors (in the case of the Subcontractors, exclusively with respect to the Subcontractor Employees), or by virtue of which there is a relevant claim or lawsuit against them, for salaries and other benefits, have been paid or recorded as a liability in the books and records of the Companies and the Subcontractors.

(xi) The services that are the subject matter of the Professional Services Agreements are not part of the corporate purpose or the main economic activity of the Company.

(xii) The service providers with whom the Company entered into the Professional Services Agreements are registered in the Registry of Specialized Service Providers or Specialized Works of the Secretariat of Labor and Social Welfare as specialized service providers and, to the best of the Knowledge of the Companies, are in compliance with all Applicable Laws.

(xiii) The provision of the specialized services subject matter of the Professional Services Agreements is permitted by Applicable Laws and will not result in liabilities or contingencies for the Company.

(xiv) The Companies and the Sellers jointly and severally grant the statements regarding the Service Agreements set forth in Section 2.01(u) above.

(w) Intermediaries. The Companies have not entered into any agreement whatsoever with any intermediary, agent, broker or investment bank with respect to the payment of any remuneration or commission related to the transactions considered in this Contract, with respect to which the Buyers may be liable.

(x) Debt. Except as set forth in Appendix 2.01(x) of this Contract, none of the Companies has or has incurred in Debt.

(y) Anti-Corruption Matters.

(i) None of the Companies has, nor to the extent of the Knowledge of the Companies and/or the Knowledge of the Sellers, any Person who is or has been a director, officer or Key Employee of the Companies exclusively in, and during the exercise of their functions, has violated the applicable Anti-Corruption Laws.

(ii) The Companies, nor to the extent of the Knowledge of the Companies and/or the Knowledge of the Sellers, any Person who is or has been a director, officer or Key Employee (in the exercise of his/her duties) at any time in the 5 (five) years prior to the date of this Contract, has been notified in writing of any investigation, litigation, administrative or enforcement procedure by or before any Government Authority with respect to any breach of any Anti-Corruption Law applicable to the Companies, that is pending resolution.

(z) OFAC compliance.

(i) Neither the Companies, nor any of their employees, Affiliates or shareholders are, nor are they owned or under the Control of a Person who, and nor the Companies conduct business, directly or indirectly, with any Person who:

(1) is subject to a sanctions program administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control; “OFAC”, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctioning authorities (collectively, the “Sanctions”), or

(2) is located, has been incorporated or is a resident of a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, or Syria).

(ii) During the last 5 (five) years, the Companies have not knowingly participated or are knowingly participating, in any negotiation or transaction with a Person or in a country or territory, that at the time of such negotiation or transaction was or would have been subject to Sanctions.

(aa) Bank and Brokerage Accounts. Appendix 2.01(aa) of this Contract contains a true, accurate, correct and complete list of all bank, brokerage or similar accounts of the Companies, indicating (i) the financial institution or other institution with which said account is maintained, (ii) the holder thereof, (iii) the main use of said accounts, and (iv) the average balances of said accounts for the last 12 (twelve) calendar months and the balance thereof on the date of this Contract.

(bb) Donations, grants. The Companies have not requested or received donations, grants or concessions from any Government Authority or any other Person. The completion of the transactions considered in this Contract will not have an adverse effect on the continued validity and effectiveness of such donations, grants or provisions.

(cc) Internal Manuals and Policies; Certifications. (i) Companies (1) have all procedures and organization manuals in accordance with Applicable Law, and (2) have implemented all the necessary internal policies and programs in accordance with Applicable Law.

(ii) Except as provided in Appendix 2.01(cc)(ii), the Companies have been registered in the National Certification System for Healthcare Establishments and obtained the Certification of Medical Care Facilities granted by the General Health Council, for the operation and running of their Business.

(dd) Other Statements. Except for the statements contained in this Section, or in any Annex, Appendix or certificate delivered in connection with this Contract, neither the Companies nor the Sellers make any statement whatsoever, express or implied, regarding the Companies, their assets, their businesses, whether oral or written.

2.02 Statements related to the Sellers.

Each of the Sellers hereby jointly declares to the Buyers that the statements contained in this Section are true, accurate, correct and complete and do not mislead in relation to such Sellers as of the date of execution of this Contract and that they shall remain true, accurate, correct and complete and will not mislead on the Closing Date, except for those exceptions to the statements that the Sellers declare in the certificate referred to in Section 5.01(a).

(a) Incorporation and Powers; Representatives.

(i) Each of the following, GLM, HKM, DLK, JLK and RLK is an individual, with sufficient capacity to enter into and perform his or her obligations under this Contract.

(ii) The legal representatives of each of the Sellers entering into this Contract have all the necessary powers to bind them in terms of said document and said powers have not been revoked or modified as of the date of this Contract.

(b) Validity. The execution and fulfillment of any of their obligations under this Contract are authorized in accordance with its corporate purpose and have been duly authorized by all the necessary corporate bodies. This Contract has been duly authorized and entered into by each of the Sellers, and constitutes, or shall constitute, a valid and binding obligation, enforceable against it in accordance with its terms.

(c) No Conflict; Authorizations; Consents.

(i) The execution and fulfillment by each of the Sellers of their obligations under this Contract, does not (1) result in or will not result in a breach of the terms, conditions or provisions of, does not and will not constitute cause for termination or early expiration pursuant to, and does not and will not require any consent pursuant to, any agreement, contract, instrument or document to which said Seller is a party or under which it is bound, (2) contravene or will not contravene any of the terms or provisions of the trust agreement of any of the Sellers, and (3) contravene or will not contravene any Authorization, Judgment, or Applicable Laws with respect to the Sellers, the Company.

(ii) Except for COFECE Approval and Third Party Authorizations described in Appendix 2.02(c)(ii) of this Contract, none of the Sellers require obtaining or requesting any Authorization in connection with the execution and performance of this Contract or for the completion of the transactions considered in this Contract.

(d) Capitalization. Each Seller owns the Shares for Sale described in Appendix 2.02(d)(i) of this Contract, which are free of any Encumbrance or any third party rights. Except as set forth in this Contract, such Sellers have the exclusive right to vote and dispose of such Shares for Sale, and none of such Shares for Sale is subject to any agreement, contract, instrument or document containing any restriction whatsoever with respect to the voting rights of such Sellers.

(e) Ownership of Business Assets. None of the Sellers or any of their Affiliates has an interest or expects to maintain an interest in any assets or property of the Company, including, without limitation, any Own Property or Leased Property, Intellectual and Industrial Property of the Company, that is used or that is necessary to carry out the Company’s Business in the manner in which it is currently carried out.

(f) Solvency. No Seller is in the process of debt restructuring, bankruptcy, insolvency, liquidation or dissolution, nor is there any circumstance or event that may result in the initiation of any process of debt restructuring, bankruptcy, insolvency, liquidation or dissolution of any Seller.

(g) Procedures. (i) There is no litigation, arbitration or administrative proceeding against any of the Sellers; and (ii) none of the Sellers has received written notice of any litigation, arbitration or administrative proceeding by or against such Sellers and have no Knowledge of any threat of any litigation, arbitration or administrative procedure that, in the case of sub-paragraphs (i) and (ii) above, could adversely affect the ability of the Sellers to enter into this Contract or to perform any of their respective obligations under this Contract or the completion of the transactions considered herein.

(h) Intermediaries. None of the Sellers has entered into any agreement with any intermediary, agent, broker or investment bank with respect to the payment of any remuneration or commission related to the transactions considered in this Contract, for which payment the Buyers may be liable.

(i) Other Statements. Except for the statements contained in this Section, in any Annex, Appendix and certificate delivered in connection with this Contract, none of the Sellers makes or gives any additional statement, express or implied, including in relation to any of them, the Companies, or their respective assets or businesses.

2.03 Dependency.

The Companies and the Sellers acknowledge that the statements made in accordance with Sections 2.01 and 2.02 of this Contract are made with the intention of inducing the Buyers to enter into this Contract, and to complete the Purchase and Sale, and that the Buyers enter into this Contract on the basis of, and in full reliance on, each such statement.

ARTICLE III

BUYER’S STATEMENTS

3.01 Buyer’s Statements.

The Buyer hereby represents to the Sellers and the Companies that the statements contained in this Section are true, accurate, correct and complete and do not mislead in relation to the Buyer on the date of execution of this Contract, and that they shall remain true, accurate, correct and complete and shall not mislead on the Closing Date.

(a) Incorporation and Powers; Representatives.

(i) The Buyer is a variable capital corporation, duly incorporated and existing in accordance with the laws of Mexico, and is authorized in accordance with its corporate purpose to enter into and comply with its obligations under this Contract.

(ii) The legal representative of the Buyer entering into this Contract has all the necessary powers to bind it in terms of said document and said powers have not been revoked or modified as of the date of this. Contract.

(b) Validity. The execution and fulfillment by the Buyer of any of its obligations under this Contract are authorized in accordance with its corporate purpose and, if necessary, have been duly authorized by all the corresponding corporate bodies including, where appropriate, by all its partners or shareholders. This Contract has been duly executed by the Buyer, and constitutes, or shall constitute, a valid and binding obligation, enforceable against its in accordance with its terms.

(c) No Conflict; Approvals.

(i) The execution and fulfillment by the Buyer of any of its obligations under this Contract, including any transaction relating to the Purchase and Sale does not (1) constitute or result in a breach of the terms, conditions or provisions of, and is not a breach, of any agreement, contract, instrument or document to which it is a party or under which it is bound, nor (2) contravenes any term or provision of the bylaws, Authorizations granted to the Buyers, or Laws Applicable to Buyers.

(ii) Except for COFECE Approval, the Buyer does not require obtaining or requesting any Authorization in connection with the execution and fulfillment of this Contract or for the completion of the transactions considered in this Contract.

(d) Availability of Resources. The Buyer and the Buyers’ Designee shall have, prior to the Closing Date, funds available to fulfill their obligations under this Contract, subject to the terms and conditions set forth therein.

(e) Legality of Resources. The resources that are used by the Buyer to comply with its obligations under this Contract will not come from illegal activities or resources.

(f) Procedures. (i) There is no litigation, arbitration or administrative procedure against any of the Buyer; and (ii) the Buyer has not received written notice of any litigation, arbitration or administrative procedure by or against such Buyer and has no Knowledge of any threat of any litigation, arbitration or administrative procedure that, in the case of sub-paragraphs (i) and (ii) above, could adversely affect the ability of the Buyer to enter into this Contract or to perform any of its respective obligations under this Contract or the completion of the transactions considered herein.

(g) Due Diligence. They acknowledge and agree that prior to the execution of this Contract, through their representatives and advisers, they had access to information and documents related to the Companies that was delivered by the Companies and by the Sellers and it was considered appropriate to carry out independent valuations and analyses with respect to the Shares for Sale and the Companies.

(h) Other Statements. Except for the statements contained in this Section, Buyers do not make or grant any additional statement whatsoever, express or implied, whether oral or written, including in connection with their assets or business.

ARTICLE IV

PURCHASE AND SALE

4.01 Purchase and Sale.

(a) On the Closing Date, subject to fulfillment or waiver, as appropriate, of the conditions established in Article V of this Contract, each of the Sellers undertakes to sell the Shares for Sale which they own to the Buyers, and the Buyers undertake to purchase all such Shares for Sale in the proportions set out in Annex B to this Contract (the “Purchase and Sale”), for a total price equal to the Estimated Purchase Price, on the understanding, for clarity purposes, that the Estimated Purchase Price shall be paid by the Buyers based on the Sellers’ calculation of the amounts included in the Closing Certificate.

(b) The Estimated Purchase Price shall be paid by the Buyers to each of the Sellers in immediately available funds, in the accounts of the Sellers and in the proportion indicated in Annex B of this Contract.

(c) The Seller, an individual resident for tax purposes in Mexico, hereby states to the Buyers, in terms of Article 126 of the Income Tax Law, that he or she will make a provisional income tax payment less than that provided for in the aforementioned article and that he or she will comply with the requirements established in Article 215 of the Regulations of the Income Tax Law, including the filing of any notices with the Government Authorities in terms of the Applicable Laws, the preparation of a tax report on the disposal of shares in respect of the Purchase and Sale issued by a Certified Public Accountant, as well as the payment of any applicable Taxes before the corresponding Government Authorities. Likewise, the Seller, an individual resident for tax purposes in Mexico, must issue the Digital Tax Receipt via Internet (“CFDI”) corresponding to the disposal of the Shares for Sale that correspond to him or her. For such purposes, the Seller, an individual resident for tax purposes in Mexico, must deliver to the Buyers within 40 (forty) Business Days following the Closing Date a copy of the documentation confirming due compliance with the tax obligations in Mexico, including, among other things: (i) the corresponding tax return filed by the Seller, an individual resident for tax purposes in Mexico, accompanied by proof of payment of the Income Tax corresponding to the disposal of the Shares for Sale, if applicable, (ii) the Notice to submit a tax report on the disposal of shares filed by the Seller or his or her legal representative in Mexico, (iii) a copy of the corresponding report on disposal of shares, issued by a Certified Public Accountant, and (iv) the CFDI for the disposal of shares.

The Seller, an individual resident for tax purposes in Mexico, expressly, unconditionally and irrevocably instructs to the Buyers that after 40 (forty) Business Days following the Closing Date, without the Buyers having received from the Seller, an individual resident for tax purposes in Mexico, evidence of compliance with the obligations mentioned in the previous paragraph and in the Applicable Laws, including the delivery of a copy of any notices, reports, acknowledgments of submission and/or receipt thereof, they must pay the Government Authorities an amount equivalent to 20% (twenty percent) of the amount of the Purchase Price of the Shares for Sale that corresponds to him or her, in terms of the fourth paragraph of Article 126 of the Income Tax Law.

In order to guarantee compliance with the obligations established under his or her responsibility, in terms of this subsection (c) and Articles 126 of the Income Tax Law and 215 of the Regulations of the Income Tax Law, the Seller, an individual resident for tax purposes in Mexico, in this act expressly, unconditionally and irrevocably instructs to the Buyers to withhold an amount equivalent to 20% (twenty percent) of the amount of the Purchase Price of the Shares for Sale that correspond to him or her, which shall be released within 5 (five) Business Days after the Seller, an individual resident for tax purposes in Mexico, proves compliance with the obligations established in this subsection (c) and in the Applicable Laws.

(d) Each of the Sellers, resident abroad for tax purposes, may elect to pay the Tax at the rate of 35% on the profit obtained from the disposal of the Shares for Sale, provided that the requirements established in Article 161 of the Income Tax Law and Article 215 of the Regulations of the Income Tax Law are met, such as; appoint a legal representative in Mexico to pay the Taxes, not be subject to a preferential tax regime or a territorial tax system and file a report for the disposal of shares issued by a Certified Public Accountant, establishing that the Taxes payable were determined in accordance with Applicable Laws. In the case of those Sellers, resident abroad for tax purposes, that submit a document in which the exercise of said option is recorded in writing and submit the corresponding report for the disposal of shares, no withholding shall be made by the Buyers to the extent they file the tax return for each of the Sellers, accompanied by the acknowledgment of payment of any tax paid for the disposal of the Shares for Sale, if applicable, within 15 (fifteen) Business Days following the Closing Date. Each of the Sellers, resident abroad for tax purposes, must deliver within 40 (forty) Business Days following the Closing Date, a copy of the documentation confirming due compliance with tax obligations in Mexico, including, among other things: (i) the appointment of the legal representative in Mexico of each of the Sellers, resident abroad for tax purposes, in terms of the provisions of Article 161 of the Income Tax Law, which must be duly notarized by a Notary Public and carried out under the terms of Article 174 of the Income Tax Law, (ii) the Notice of Appointment of Representative of Foreign Resident referred to in procedure sheet 160/ISR of Annex 1-A of the Miscellaneous Tax Resolution for 2022, (iii) the corresponding tax return filed by each of the Sellers, resident abroad for tax purposes or by their legal representatives, accompanied by proof of payment of the corresponding Income Tax for the disposal of the Shares for Sale, if applicable, (iv) the Notice to file a tax report on the disposal of shares filed by the Sellers or their legal representative in Mexico, (v) a copy of the corresponding report on the disposal of shares, issued by a Certified Public Accountant, (vi) a copy of the tax residence certificate of each Seller resident abroad for tax purposes, or, accreditation of having filed the annual return for the fiscal year or the immediately preceding one in the country in which they were obliged, issued by the appropriate tax authorities, and (vii) a tax receipt or invoice covering the disposal of shares that meets the requirements provided for in rule 2.7.1.14. of the Miscellaneous Tax Resolution for 2022. In this regard, for each of the Sellers that chooses the alternative described in this paragraph and complies with the above requirements, no withholding will be made by the Buyers.

The Buyers may not withhold from the Purchase Price any amount, in the event that the Sellers, resident abroad for tax purposes, are subject to an Agreement to Avoid Double Taxation and Prevent Tax Evasion on Income Taxes (“Agreement”). For these purposes, in the event that they intend to apply the benefits of the Agreement entered into between Mexico and the United States of America, the Sellers residing for tax purposes in said country must appoint a legal representative in Mexico and comply with the requirements established in the Income Tax Law, its Regulations and the Agreement itself. For those Sellers resident for tax purposes in the United States of America, who provide at the Closing Date a document informing about the application of the benefits of the Agreement and certify that they have not held, directly or indirectly, for a period of twelve months prior to the disposal, a share of at least 25% in the capital of the Companies, no withholding will be made by the Buyers. For such purposes, each of the Sellers resident for tax purposes in the United States of America, must deliver to the Buyers within 40 (forty) Business Days following the Closing Date: (i) a copy of the tax residence certificate of each Seller resident in the United States of America, or, accreditation of having filed the annual return for the fiscal year or the immediately preceding one in said country to which they were obliged, issued by the appropriate tax authorities, (ii) the appointment of the legal representative in Mexico of each of the Sellers resident for tax purposes in the United States of America, in terms of the provisions of Article 161 of the Income Tax Law, which must be duly notarized before a Notary Public and carried out under the terms of Article 174 of the Income Tax Law, (iii) the Notice of Appointment of Representative in Mexico not to file a tax report when the disposal of shares or securities is exempt in terms of the treaties to avoid double taxation referred to in procedure sheet 49/ISR of Annex 1-A of the Miscellaneous Tax Resolution for 2022, (iv) the Notice of Appointment of the Representative of a Resident Abroad referred to in procedure sheet 160/ISR of Annex 1-A of the Miscellaneous Tax Resolution for 2022, and (v) a tax receipt or invoice supporting the disposal of shares meeting the requirements set forth in rule 2.7.1.14. of the Miscellaneous Tax Resolution for 2022.

For these purposes, it is recognized that a Trust, in the event that any assignee of any Seller is so, that qualifies as a resident for tax purposes in the United States of America and that pays taxes as a taxpayer in said country, qualifies as a resident person in the United States of America for the purposes of the Agreement entered into between Mexico and the United States of America and, therefore, the benefits of the aforementioned Agreement are applicable to it.

If none of the alternatives described in the preceding paragraphs are applicable to Sellers resident abroad for tax purposes, or the requirements are not met, the Buyers shall have the right to withhold the corresponding amount resulting from applying a rate of 25% to the total amount of the Purchase Price, without any deduction, as provided for in paragraphs four and five of Article 161 of the Income Tax Law.

(e) Under the provisions of subsections (c) and (d) above, the Sellers undertake, jointly and severally, to indemnify and hold the Buyers and Affiliates harmless (including, for these purposes and assuming the completion of the Purchase and Sale described herein, the Companies), as well as their respective directors, officials, employees, advisers and agents from and against any damages suffered or expenses incurred as a result of a breach by the Sellers under this subsection (c), without said obligation of the Sellers, if applicable, being subject to any limitation whatsoever. For such purposes, any Taxes and other payments that are claimed from the Buyers or their respective Affiliates, by the corresponding Government Authority arising from a breach by the Sellers under this Clause, shall be considered as “damage and/or loss”.

(f) Each of the Sellers shall be liable to the Buyers for the indemnification for breach of covenant of quiet enjoyment with respect to the Shares for Sale, in terms of the applicable provisions of the Civil Code for the Federal District (today Mexico City) and its correlative articles of the Federal Civil Code, and in terms of any other Applicable Laws.

4.02 Closing Certificate.

On the date that is 7 (seven) Business Days before the Closing Date, the Sellers shall deliver to the Buyers a certificate prepared in good faith by the Sellers, in which (i) a reasonably detailed calculation of the Total Value of the Companies is established at the Closing Date, along with the information and supporting documentation necessary to perform the aforementioned calculation, and (ii) it is certified that all Taxes relating to the Total Value of the Companies on the Closing Date, employee benefits and withholdings and escrows, have been duly calculated, recorded, provided and funded by the Companies, as applicable in each case, in accordance with Applicable Law and in the Ordinary Course of Business; on the understanding that, VAT-related accounts must include all VAT-related items, including the monthly payment of VAT that may be pending on the Closing Date in accordance with the Applicable Law (the “Closing Certificate”).

4.03 Estimated Purchase Price Adjustment.

(a) If necessary, as soon as possible (but no later than 30 (thirty) calendar days after the Closing Date), Buyers may prepare and deliver to the Sellers a determination (the “Initial Adjustment Determination”), prepared in accordance with this Contract and the Accounting Standards, which must include the calculation of (i) the Total Value of the Companies on the Closing Date, (ii) the determination of Working Capital at Closing, and (iii) Cash Surplus, along with the information and supporting documentation necessary to perform the above calculations.

(b) In the event that the Buyers do not deliver to the Sellers the Initial Adjustment Determination within 30 (thirty) calendar days after the Closing Date, the information contained in the Closing Certificate will be final and mandatory for the Parties, and will be considered as the Final Adjustment Determination. The Party or Parties preparing the Initial Adjustment Determination pursuant to Section 4.03(a) or 4.03(b), as applicable shall be referred to as the “Delivering Party”, and the Party or Parties receiving the Initial Adjustment Determination pursuant to Section 4.03(a) or 4.03(b), as applicable shall be referred to as the “Receiving Party”.

(c) During the period of 30 (thirty) calendar days after the Receiving Party receives the Initial Adjustment Determination and other information referred to in this Section 4.03 (the “Review Period”), the Receiving Party shall be entitled to review the working documents and all books and records of the Companies, used or useful in the review of the Initial Adjustment Determination, and the Delivering Party and the Companies, as soon as possible, but in any case within the deadlines reasonably established by the Receiving Party, should make their employees or consultants responsible for, and that know, the information used in the preparation of the Initial Adjustment Determination respond to the Receiving Party’s reasonable questions and requests for information.

(d) The Buyers agree that, after the Closing and until the date when the Final Adjustment Determination becomes final and binding on the Parties under the terms of this Section 4.03, they will refrain (and cause their shareholders, board members, officials, Affiliates and Subsidiaries refrain) from carrying out any action that may prevent or delay the determination of the Final Purchase Price or the preparation of the Notice of Disagreement or Final Adjustment Determination in accordance with the methods required by this Contract.

(e) Prior to the expiration of the Review Period and in the event that the Receiving Party disagrees with the Initial Adjustment Determination, said Receiving Party must deliver a written notice in this regard to the Delivering Party (the “Notice of Disagreement”). The Notice of Disagreement shall explain, in reasonable detail, the reasons why the Receiving Party disagrees, the items involved in such disagreement and the amounts supporting and proving such disagreement and the determination of the Total Value of the Companies at the Closing Date that the Receiving Party considers correct. If the Receiving Party fails to deliver the Notice of Disagreement to the Delivering Party before the end of the Review Period or delivers to the Delivering Party a notice indicating its agreement with the Initial Adjustment Determination, the Initial Adjustment Determination prepared by the Delivering Party shall be deemed final and binding on the Parties and shall be used to calculate the Final Purchase Price.

(f) If applicable, during the period of thirty (30) calendar days counted from the delivery of the Notice of Disagreement (the “Consultation Period”), the Sellers and the Buyers shall attempt to resolve in good faith all differences they have on the matters described in the Notice of Disagreement.

(g) In the event that after the end of the Consultation Period, the Sellers and the Buyers would not have reached an agreement with respect to the matters described in the Notice of Disagreement, the Sellers or the Buyers shall have the right to submit solely and exclusively the disputed issues or items of the Notice of Disagreement to Salles Sainz Grant Thornton S.C. or if the latter is not available or would not like to participate, Alvarez & Marsal Mexico, S.C., (and if both Salles Sainz Grant Thornton S.C., and Alvarez & Marsal Mexico, S.C., were not available or would not like to participate, any other reputable international accounting firm chosen by the Sellers or the Buyers in writing, (the “Independent Accountants Firm”) having to deliver to said Independent Accountants Firm, upon submitting the dispute to them, copies of the Initial Adjustment Determination and the Notice of Disagreement. The Parties must instruct the Independent Accountants Firm so that within 30 (thirty) calendar days following their appointment, they evaluate each controversial item of the Initial Adjustment Determination and determine the correct amounts with respect to each of them. The determination made by the

Independent Accountants Firm shall be mandatory for the Parties. The Independent Accountants Firm may not take into account any matter not contained in the Initial Adjustment Determination, in the Notice of Disagreement, in the Annexes and Appendices of this Contract, or in the Accounting Standards. The Sellers and the Buyers must deliver to the other Party a copy of all documents that are provided to the Independent Accountants Firm in terms of this Section 4.03(g), at the same time as they are delivered to said Independent Accountants Firm, which in any case must be delivered no later than within 5 (five) calendar days following their appointment and acceptance. During the determination period, the Independent Accountants Firm must also determine, based on all the items not disputed by the Parties and the items determined by the Independent Accountants Firm, the Final Purchase Price, which will be final and mandatory for the Parties. The Parties acknowledge that the Independent Accountants Firm will act in accordance with the processes that are permitted in accordance with the Applicable Law and its regulations and business practices; on the understanding that, in the event that the Independent Accountants Firm cannot perform any function precisely in the terms described above, the Parties agree that such functions shall be performed in accordance with the aforementioned processes that most closely resemble the functions described above.

The final and mandatory determination of the Final Purchase Price, made in terms of this Section 4.03(g), whether it is determined by mutual agreement by the Parties or by the Independent Accountants Firm, shall be referred to as the “Final Adjustment Determination”. Without limiting the general aspects of the foregoing, and for purposes of clarity, the Independent Accountants Firm shall not be authorized to determine whether the Sellers’ statements contained in Sections 2.01(h), 2.01(i) and 2.01(x) are true.

(h) The fees of the Independent Accountants Firm shall be divided equally by the number of disputed items contained in the Notice of Disagreement, on the understanding that a portion of the fees assigned to each item shall be covered by the Party whose calculation differs more from the determination of the amount of said item made by the Independent Accountants Firm in terms of Section 4.03(g). In the event that it is not possible to determine the calculation of a certain item that differs more than the determination of said item made by the Independent Accountants Firm, the fees of the Independent Accountants Firm corresponding to said item will be covered in equal shares by the Sellers and the Buyers. During the review of the Independent Accountants Firm, the Buyers, the Sellers, the Companies and their respective accountants, will allow the Independent Accountants Firm to interview the necessary Persons, and make available to it the information, the books and records and working documents as are reasonably requested by the Independent Accountants Firm to perform its obligations under Section 4.03(g); on the understanding, however, that the accountants of the Buyers, the Sellers and the Companies shall not be obliged to deliver any working documents to the Independent Accountants Firm except in accordance with the disclosure processes of such accountants and after the Independent Accountants Firm enters into an agreement in relation to access to such working documents, acceptable to such accountants.

(i) In the event that the Final Adjustment Determination establishes that the Final Purchase Price is greater than the Estimated Purchase Price, the Buyers shall pay the Sellers an amount equal to the difference. In the event that the Final Adjustment Determination establishes that the Final Purchase Price is less than the Estimated Purchase Price, the Sellers shall pay the Buyers an amount equal to the difference.

Any payment that must be made in terms of the foregoing must be made within 10 (ten) Business Days following the Final Adjustment Determination, in immediately available funds, in the accounts that the corresponding Party notifies the other Party in writing.

(j) Any payment to be made by the Buyers under the terms of subsection (i) above shall be deemed an increase in the Final Purchase Price, provided that any payment to be made by the Sellers under the terms of such subsection shall be deemed a reduction in the Final Purchase Price. The Buyers must carry out any corporate act (including adjustments to corporate resolutions previously adopted in the Companies) that is necessary to give effect to any adjustment made in the previous terms, and must deliver to the Sellers, in the case requested, evidence of the foregoing.

4.04 Closing.

The completion of the Purchase and Sale (the “Closing”), shall be carried out once the preceding conditions established in Article V of this Contract are met or waived by the corresponding Parties, at the offices of the Sellers’ legal advisers located at Av. Pedro Ramírez Vázquez number 200-1, Tower 1, Parque Corporativo Valle Oriente, in San Pedro Garza García, Nuevo León, Mexico, or any other place agreed in writing between the Parties. The Closing shall be carried out on the date that is no later than 5 (five) Business Days after the date on which all the conditions established in Article V have been met or waived by the corresponding Party (the date on which the Closing is carried out, the “Closing Date”).

4.05 Operations to be carried out on the Closing Date.

(a) On the Closing Date, the Sellers and the Companies undertake to:

(i) deliver to the Buyers the Corporate Resolutions;

(ii) deliver to the Buyers (A) the stock register books of the Companies in which the registration of the Purchase and Sale is recorded, (B) the capital variation books of the Companies, (C) the books of minutes of shareholders’ meetings of the Companies in which the Corporate Resolutions are recorded, and (D) the books of minutes of Board meetings of the Companies;

(iii) deliver to the Buyers, the share titles representing the Shares for Sale duly endorsed in ownership in favor of each of the Buyers, as applicable;

(iv) deliver to the Buyers a certificate evidencing receipt of the Estimated Purchase Price duly signed by the Sellers;

(v) deliver to the Buyers a Digital Tax Receipt via Internet in terms of the Applicable Law by the Sellers who are tax residents in Mexico, in which the acceptance of the Estimated Purchase Price is proven;

(vi) deliver to the Buyers a copy of the Guarantee Agreement signed by the Sellers; and

(vii) deliver to the Buyers a signed copy of the professional services agreement that considers the terms and conditions established in Annex D of this Contract.

(b) On the Closing Date, the Buyers undertake to:

(i) pay the Estimated Purchase Price to the Sellers, and deliver to the Sellers the documentation necessary to accredit such payments; and

(ii) deliver to the Sellers a certificate evidencing receipt of (i) the certificates representing the Shares for Sale referred to in Section 4.05(a)(iii) above, and (ii) the corporate books of the Companies referred to in Section 4.05(a)(ii) above.

(iii) deliver to the Sellers a copy signed by the Buyers and the Collateral Agent of the Guarantee Agreement.

(iv) deliver a certificate issued by the Collateral Agent proving receipt of the Collateral Resources in the Guarantee Agreement Account.

ARTICLE V

PURCHASE AND SALE CONDITIONS; CONDITIONS BENEFIT

5.01 Conditions of the Buyers’ obligations.

The obligation of the Buyers to complete the transactions considered in this Contract is subject to compliance with the following conditions:

(a) Statements. All statements made by the Companies and the Sellers in this Contract and any Annex, Appendix or certificate delivered by the Companies and the Sellers in accordance with this Contract shall remain true, accurate, correct and complete, except for those exceptions to statements arising from events occurring from the Signing Date and until the Closing Date.

(b) Compliance; Absence of Non-compliance. All agreements and obligations of the Companies and the Sellers that must be fulfilled prior to the Purchase and Sale in accordance with this Contract must have been fulfilled in all their aspects, and no breach or any situation, event, circumstance or condition that, with notification, over time, executing a determination or any combination, would be a breach under this Contract must have occurred and, if it happened, should not continue.

(c) Approvals. The COFECE Approval must have been obtained, and said Approval must be valid and must continue to take full effect.

(d) Authorizations. The Companies and the Sellers must have obtained and delivered to the Buyers the Authorizations described in Annex D of this Contract and said Authorizations must be valid, enforceable and continue to take full effect.

(e) Corporate Resolutions. The Sellers shall have approved the Corporate Resolutions, and the Buyers shall have received an original of such Corporate Resolutions.

(f) Delivery of Certificates. A duly authorized officer of the Companies and of the Sellers shall have executed and delivered to the Buyers a certificate of compliance with the conditions specified in Sections 5.01(a) and 5.01(b).

(g) Transactions with Affiliates. The Companies shall have terminated the transactions with Affiliates described in Annex E of this Contract and shall have delivered the corresponding termination agreement to the Buyers, on the understanding that such termination agreement shall include a release and waiver of the respective counterparties to the Buyers and any of their Affiliates, including the Companies with respect to any liability or responsibility for such transactions, in terms that are satisfactory to the Buyers.

(h) Absence of Financing. A significant adverse effect, material adverse change or similar concept must not have been invoked or decreed by the creditors under the financing documents entered into by the Buyers that result in them not having the necessary financing for the payment of part or all of the Purchase Price on or before the Closing Date.

(i) Judicial Order. No Judgment issued by a Government Authority whose effect is that the transactions considered in this Contract do not materialize in accordance with the provisions of this Contract, shall have been issued and shall be in force.

(j) Own Properties. The Buyers must receive (i) evidence that the property tax on the Own Properties is paid for the periods prior to the Closing Date; (ii) certificates of freedom from liens and encumbrances issued by the corresponding Public Property Registry that show that the Own Properties (1) are the property of each of the Companies, as applicable and (2) are free from Encumbrances; and (iii) certificates of non-debt of water and sewer service of the Own Properties.

(k) Leased Properties. The Buyers must receive evidence of the signing of the public deed stating the transfer of ownership, free of any Lien and without reservation of ownership (as evidenced in the certificate of freedom from liens and encumbrances and corresponding preventive notice no more than 30 calendar days old) of the Leased Properties owned by GLM or Inmobiliaria Proyección Arquitectónica, S.A. de C.V., and described in Annex I hereto, in favor of any of the Companies or the Buyers, as agreed by the Parties prior to the Closing Date; on the understanding that, (i) the acquisition price of said Leased Properties is included within the Total Value of the Companies and (ii) the Taxes payable by the acquirer of the Leased Properties (e.g. Acquisition Tax and VAT, if applicable), registration rights and corresponding notary expenses, will be borne by the Buyers.

(l) Restructure. The Sellers shall have completed the Restructure and the Assignees of the Sellers shall have entered into the corresponding Adhesion Agreements.

(m) Tax Residence of the Sellers. The Sellers must provide the Buyers with evidence of the 6166 certificates issued by the tax authorities of the United States of America (Internal Revenue Service), which prove tax residence in said country, of each and every one of the three irrevocable selling trusts specified in Annex H of this Contract.

5.02 Conditions of the Sellers’ Obligations.

The obligation of the Sellers to complete the transactions considered in this Contract is subject to compliance with the following conditions:

(a) Statements. All statements made by the Buyers in this Contract and any Annex, Appendices or certificates delivered by the Buyers pursuant to this Contract shall remain true, accurate, correct and complete.

(b) Compliance; Absence of Non-compliance. All agreements and obligations of the Buyers that must be fulfilled prior to the Purchase and Sale in accordance with this Contract must have been fulfilled in all their aspects, and no breach or any situation, event, circumstance or condition that, with notification, over time, executing a determination or any combination, would be a breach under this Contract must have occurred and, if it happened, should not continue.

(c) Approvals. The COFECE Approval must have been obtained, and said Approval must be valid and must continue to take full effect.

(d) Judicial Order. No Judgment issued by a Government Authority whose effect is that the transactions considered in this Contract do not materialize in accordance with the provisions of this Contract, shall have been issued and shall be in force.

5.03 Conditions for the Benefit of the Parties.

(a) The conditions contained in Section 5.01 are for the benefit of the Buyers and may be waived only by the Buyers in their sole discretion. The conditions contained in Section 5.02 are for the benefit of the Sellers and may be waived only by the Sellers in their sole discretion, on the understanding that, for the purposes of clarity, those conditions contained in subsections (c), (d), (i) and (m) of Section 5.01 and subsections (c) and (d) of Section 5.02, shall be jointly waived by the Buyers and the Sellers.

(b) To the extent that the Buyers and/or the Sellers waive any such conditions, and provided that the non-waived conditions are met, the Sellers and/or the Buyers may request that the Purchase and Sale be completed as established in this Contract, and the Parties shall comply with the provisions of Article IV in order to carry out such transactions.

(c) The Parties shall use their best efforts (including through the performance of all actions and the payment of all necessary costs and expenses) so that the conditions contained in this Article V are fulfilled as soon as possible after the date of signature of this Contract and, at the latest, on September 30, 2022 (the “Deadline”), a date that may be extended by mutual agreement between the Parties.

ARTICLE VI

OBLIGATIONS

6.01 Obligations related to the development of the Business.

(a) From the date of this Contract and until the Closing Date, the Companies and the Sellers shall refrain from performing any act whatsoever that may (except as expressly permitted by this Contract, or as the Parties agree in writing) (i) cause the Companies to conduct their business in a manner other than the Ordinary Course of Business, or (ii) result in the inability of such Party to satisfy any of the conditions provided for in Article V. From the date of this Contract until the Closing Date, the Companies and the Sellers will force and cause the Companies (y) to take the actions that are reasonably within their control to retain the services of the Key Employees of the Company and the Key Subcontractor Employees, and (z) take the actions that are reasonably within their control to maintain their business relationships with their customers, suppliers, creditors and other Persons with whom they have significant business relationships on the date of signature of this Contract and in the Ordinary Course of Business.

(b) Except as expressly permitted pursuant to this Contract or as authorized by the Buyers in writing, and without limiting the generality of subsection (a) above, from the Signing Date until the Closing Date, each of the Companies shall refrain from and the Sellers shall cause each of the Companies to refrain from:

(i) issuing any Share or Equity Security Equivalents of any kind;

(ii) increasing or reducing its share capital;

(iii) making any contributions for future capital increases;

(iv) reorganizing, consolidating, merging, spinning off or otherwise restructuring its business;

(v) disposing of or compromising its assets (whether by sale, lease or transfer) or creating or constituting Encumbrances on any of its assets, except in the Ordinary Course of Business;

(vi) investing in any Person (whether through the purchase of shares, company stocks or equity interests of any entity, the purchase of assets or otherwise);

(vii) modifying the terms and conditions of the Material Contracts;

(viii) transacting, compromising or otherwise resolving or concluding any claim or action in an amount greater than MXN$2,000,000 (two million Pesos 00/100 National Currency), or the equivalent in any other currency, or any action that is not resolved solely for monetary damages;

(ix) performing any transaction with Related Parties, except in the Ordinary Course of Business;

(x) granting loans or advances, except in the Ordinary Course of Business;

(xi) changing accounting methods or changing its external auditors;

(xii) entering into any agreement or assuming any obligation to defer tax obligations; and

(xiii) modifying the terms and conditions of hire (including remuneration) of the Key Employees of the Companies and instructing the Subcontractors to modify the terms and conditions of hire (including remuneration) of the Key Subcontractor Employees, in both cases.

6.02 Access, Consultation and Conduct; Financial Statements.

From the Date of Signature to the Closing Date, the Companies shall give and the Sellers shall order the Companies to give to the Buyers and their officers, representatives, employees, lawyers, advisers and accountants, upon written request given at least 5 (five) Business Days in advance, reasonable access, during business hours, to the books and records of the Companies and the Parties agree that the Buyers shall be entitled to assist the Companies, and the Sellers and the Companies acknowledge and agree that they shall allow the Buyers to assist and carry out, the modification and preparation of the audited and consolidated financial statements of the Companies in accordance with the Accounting Standards or accounting principles generally accepted in the United States of America; on the understanding, however, that such access may not significantly disrupt the normal operations of the Companies and the Buyer shall not be entitled to request an adjustment to the Estimated or Final Purchase Price, to Working Capital, the Total Value of the Companies or any other item of the Financial Statements derived from the results of the modification and preparation of the financial statements or to request any compensation derived from any responsibility, contingency or liability arising as a result of such modification. Likewise, the Companies shall provide the Buyers with all financial and operational information regarding the business and properties of the Companies as the Buyers reasonably request in accordance with this Section; on the understanding, however, that neither the Sellers nor the Companies shall be obliged to provide or disclose any information to the Buyers in contravention of Applicable Law (including Law on Economic Competition). The Parties agree that the Buyers shall bear any costs related to the exercise of the aforementioned access rights.

6.03 Cooperation for Obtaining Approvals.

(a) Each Party shall cooperate and use reasonable efforts to, as soon as possible, prepare all documentation and provide all other information reasonably requested from it to make all submissions and obtain all necessary Authorizations to complete the transactions considered in this Contract, on the understanding that, the Sellers and the Buyers shall submit, as soon as possible, but in any case no later than the date that is 20 (twenty) Business Days after the Signature Date, the corresponding requests, notifications and/or documents that are required for the purposes of obtaining COFECE Approval. Buyers and Sellers shall jointly approve (the approval may not be unreasonably withheld, delayed or conditioned) the content of such requests, notices or reports prior to their submission.

(b) The Parties shall use their best efforts to respond to any request for additional information or documentation made by any Government Authority in relation to the Purchase and Sale, and to resolve any objections that may be raised by any Government Authority in relation to the Purchase and Sale.

6.04 Exclusivity.

From the date of this Contract until the Closing Date, neither the Companies, nor the Sellers, may, directly or indirectly, personally or through any other person, (i) request, encourage or initiate any offer or proposal of, or engage in any discussions or negotiations with, or provide any information to, any Person (other than the Buyers, their Affiliates, and their respective officers, employees, board members, agents, advisers and representatives) with respect to any inquiry or proposal for (1) the acquisition of all or any part of the Shares of the Companies and/or the sale of any assets of the Companies, or (2) any other operation that competes with or otherwise prevents the completion of the transactions considered in this Contract (any transaction described in subsections (1) and (2) above, “Competitive Operations”), (ii) provide any Person with access to the Companies, the Sellers or any of their properties, facilities, staff, advisers, representatives, books or records for the purpose of evaluating, proposing, or otherwise related to, any Competitive Operation; or (iii) unless otherwise set forth in this Contract, disclose to any third party (other than officers, employees, board members, agents, advisers and representatives of the Parties who require knowledge of the transactions considered herein) (1) the proposed terms of the transactions considered in this Contract, (2) the fact that any discussions or negotiations are taking place between the Parties and their respective representatives or advisers, or (3) the status of such discussions or negotiations. In the event that the Companies, any of the Sellers, or their respective shareholders, subsidiaries, Affiliates, board members, officials, agents or representatives receive any unsolicited offers or proposals from any third party to perform any Competitive Operation, (A) the Companies and the Sellers shall inform the Buyers of such situation within 5 (five) calendar days following receipt of the unsolicited offer, on the understanding that they will not be required to identify who submitted it, and (B) the Companies and the Sellers shall inform such third party that the Companies, and the Sellers are involved in exclusive discussions with a potential investor, and that they are prevented from proceeding with any third party.

6.05 Confidentiality.

(a) From the Date of Signature until the second anniversary of such Date of Signature, neither Party may issue (and each shall cause its respective Affiliates to refrain from issuing), any press release or otherwise make public announcements in connection with the transactions considered in this Contract without the prior consent of the other Parties, on the understanding, however, that the Parties may issue said press release or make said public announcement in the event that it is required in accordance with Applicable Law or in accordance with the rules of any stock exchange or listing system, on the understanding that under no circumstances will the Estimated Purchase Price or the Final Purchase Price be disclosed. The Party obliged to issue the press release or to make the public announcement must notify the other Party of such situation and must consider, in good faith, the comments of the other Party to the content of the press release or announcement, on the understanding that such comments may not be contrary to the provisions of the Applicable Law or the rules of the stock exchange or quotation system in question.

(b) Notwithstanding the foregoing, the Parties (and their respective Subsidiaries and Affiliates, and their respective employees, partners, representatives, accountants, legal advisers and any other professional advisers), undertake to maintain the strictest confidentiality with respect to any information that has been provided to them by any of the Parties or by the Companies related to this Contract and to the operations provided for herein, on the understanding that, the relevant Party may disclose such information (i) to its Subsidiaries, Affiliates, employees, partners, representatives, accountants, legal advisers and any other professional advisers, provided that the disclosure is necessary for the performance of the activities for which they were engaged, or for informational, analysis and/or commercial purposes and after said Party has informed the recipient of the information regarding the confidential nature thereof and the liability resulting from the breach of confidentiality obligations; (ii) if such information is already in the public domain; (iii) if either Party obtains such information from any source that is not prohibited from disclosing such information by legal or contractual provision, (iv) if required in accordance with Applicable Law, the rules of a stock exchange or quotation system, or at the request of any Government Authority, or (v) if such disclosure is necessary to implement the provisions of this Contract.

Each Party shall be liable to the other Party for the breach by any of its respective Subsidiaries and Affiliates, and their respective employees, partners, representatives, accountants, legal advisers and any other professional advisers, of the obligations provided for in this Section.

6.06 Non-Hire.

The Sellers agree that, within the period commencing on the date of signature of this Contract and ending on the second anniversary of the Closing Date, they will refrain from, and cause their Affiliates to refrain from (unless they have the written consent of the Buyers), directly or indirectly, (a) offering employment or hiring any Person who holds, or that at any time in the 12 (twelve) months prior to the date of signature of this Contract had held a management or executive position or some position of higher seniority in the Companies or in any of the Subcontractors, or (b) inducing or encouraging any of the Persons referred to in subsection (a) above to leave their position or employment with the Companies or any of the Subcontractors. The foregoing on the understanding that the provisions of this Section do not prohibit the making of offers of employment through advertisements, good faith recruitment firms and other means, as well as the offer and/or hiring of any person seeking any official of the Sellers of their own free will.

6.07 Non-Compete.

(a) The Parties agree that the Sellers (directly or indirectly through their Affiliates) may not, during the period beginning on the date of signature of this Contract and ending on the third anniversary of the Closing Date:

(1) be owners or shareholders, develop, participate, promote, advise, manage, operate, control, acquire, invest or in any way participate in, any Competitor within the Territory with the exception of any investment made in a Competitor through shares listed on a Recognized Stock Exchange, on the understanding that such investments may not represent more than 5% (five percent) of the capital of the respective Competitor and may not grant said Seller the right to participate in the board of directors thereof or in any other way in the administration of said Competitor;

(2) promote, facilitate, contribute to, support or in any way assist any Person who participates in, or intends to participate in, any act relating to any Competitor within the Territory;

(3) in any other way participate in the Business; and

(4) carry out acts aimed at executing any of the cases and acts described in subsections (1), (2) and (3) above.

6.08 Notice of Shareholder Update.

Within 10 (ten) Business Days following the Closing Date, the Buyers shall deliver to the Sellers evidence (i) of the publication in the Electronic System established by the Secretariat of Economy of the Buyers’ notice of registration in the Companies’ stock register, and (ii) of the notice of update of shareholders in the Federal Taxpayer Registry in terms of the provisions of the Federal Tax Code, Rule 2.4.19 of the Miscellaneous Tax Resolution for 2020 and the other Applicable Laws.

6.09 Acts After the Date of Signature.

After the Date of Signature, the Parties shall refrain from initiating any claim, lawsuit, action or procedure that has as its main or accessory purpose, directly or indirectly, to prevent, delay or suspend, in whole or in part, the performance of the operations provided for in this Contract.

6.10 Supplemental Tax Returns.

The Buyers and the Companies undertake that any supplementary tax return with respect to the period prior to the Closing Date must be previously consulted and approved in writing by the Sellers.

ARTICLE VII

TERMINATION

7.01 Cancellation of Purchase and Sale; Termination.

Notwithstanding what is established in the other provisions of this Contract, this Contract may be terminated and the transactions considered herein shall cease to be effective at any time prior to the Closing:

(a) by written agreement of the Parties hereto;

(b) by the Buyers, in the event that any of the foregoing conditions set forth in Section 5.01 of this Contract becomes unenforceable and such condition has not been waived by the Buyers; or

(c) by any Party, in the event that the Closing does not occur on or before the Deadline.

The foregoing on the understanding, however, that in the event that the Buyers intend to terminate this Contract in accordance with subsection (b) above, they may not at that time be in breach of any of their obligations or agreements contained in this Contract, nor any of the statements made by the Buyers in this Contract may be false, and may not have prevented compliance with any of the conditions set forth in Section 5.01.

7.02 Effects of Termination; Rights and Remedies.

As a result of the termination of this Contract in accordance with the terms established in Section 7.01, the further rights and obligations of each Party shall immediately cease, on the understanding that the termination of this Agreement shall not affect the rights and obligations of the Parties on the date of termination or the rights or remedies that either Party may have against its counterparty (including arising from the breach by said counterparty of any obligation contained in this Contract that would have given rise to the right of termination), and on the understanding that the provisions of Sections 6.05, 7.02, Article VIII and Article IX shall continue in effect.

Notwithstanding the foregoing, in the event that the condition precedent provided for in subsection (h) of Section 5.01 of this Contract is not met, the Parties agree that the Buyers shall have a period of 90 (ninety) days from the date on which the Buyers have notified the Sellers of the non-compliance with said condition, to obtain an additional financing source and, in the event that for the expiration of the aforementioned 90 (ninety) day period the Buyers have not obtained the corresponding financing, the Sellers shall have the right to execute the Letter of Credit, as a contractual penalty for the non-compliance of the Buyers, and this Contract shall be terminated without the need for any further termination and liability whatsoever to the Buyers.

ARTICLE VIII

INDEMNIFICATION

8.01 Causes for Indemnification.

(a) Indemnification by the Sellers. Subject to the limitations and terms set forth below, the Sellers (the “Sellers Indemnifying Persons”) shall be liable, for:

(i) any lack of truthfulness of any statement made by the Companies or the Sellers contained in this Contract, in any Annex or Appendix thereof, or in any certificate delivered pursuant to this Contract, on the understanding that for the purpose of determining whether a statement was or has ceased to be true, such statement shall be deemed to have been made without, and the calculation of any Loss shall be made without taking into account, any qualifier of “significant”, “relevance”, “Knowledge”, “Significant Adverse Effect” or the like;

(ii) any breach of any obligation or agreement of the Companies or the Sellers, contained in this Contract;

(iii) any claim made by any Person who is not a party to this Contract against any Indemnified Person, resulting from any circumstance described in this subsection (a) (each, a “Third Party Claim”);

(iv) any liability arising from any Indemnifiable Event;

(v) any liability for Taxes and any other labor liabilities or liabilities related to labor matters of the Companies for any Fiscal and Labor period prior to the Closing; and

any of the events described in subsection (a) paragraphs (i) to (v) above shall be considered a “Cause for Indemnification of the Sellers”.

The Sellers Indemnifying Persons shall be jointly and severally liable for and undertake to indemnify the Buyers, the Affiliates of the Buyers (including the Companies, each of their respective directors, officials, shareholders, agents, advisers, representatives, employees, successors and assigns (each, a “Buyers Indemnified Person”) from and against any Loss suffered or incurred by any such Buyers Indemnified Persons, directly related to any Cause for Indemnification of the Sellers.

(b) Indemnification by the Buyers. Subject to the limitations and terms set forth below, the Buyers (the “Buyers Indemnifying Person” and, together with the Sellers Indemnifying Persons, the “Indemnifying Persons”) shall be liable, for:

(i) any lack of truthfulness of any statement made by the Buyers contained in this Contract; and

(ii) any breach of any obligation of the Buyers contained in this Contract.

Any of the events described in subsection (b) paragraphs (i) and (ii) above shall be considered a “Cause for Indemnification of the Buyers”.

The Buyers Indemnifying Person undertakes to indemnify the Sellers and their respective directors, officials, trustee, representatives and employees (each, a “Sellers Indemnified Person” and, jointly with the Buyers Indemnified Persons, the “Indemnified Persons”) from and against any Loss suffered or incurred by any such Sellers Indemnified Persons, directly related to any Cause for Indemnification of the Buyers.

8.02 Survival.

The liability of the Indemnifying Persons under this Article shall be in force for a period of 18 (eighteen) months counted from the Closing Date, except for:

(a) the liability of the Sellers Indemnifying Persons pursuant to subsections (a)(i) and (a)(iii) of Section 8.01 in relation to the Fundamental Statements of the Companies and the Sellers, which shall survive indefinitely;

(b) the liability of the Sellers Indemnifying Persons pursuant to (i) subsections (a)(i) and (a)(iii) of Section 8.01 in relation to the Relevant Statements of the Companies and the Sellers, and (ii) subsection (a)(v) of Section 8.01, which shall conclude on the date that is 30 calendar days after the conclusion of the respective statute of limitations under the Law, and

(c) the liability of the Sellers Indemnifying Persons pursuant to (i) subsections (a)(i) and (a)(iii) of Section 8.01 in relation to the statement provided for in Section 2.01(m) of the Statements of Companies and Sellers chapter, and (ii) subsection (a)(iv) of Section 8.01, which shall conclude on the date that is 5 years after the Closing Date.

(d) the liability of the Buyers Indemnifying Persons pursuant to subsection (c)(i) of Section 8.01 in relation to the Fundamental Statements of the Buyers, which shall survive indefinitely.

Notwithstanding the foregoing, the Parties agree that the liability of the Indemnifying Persons shall not end due to the expiration of the deadlines provided for in subsections (a), (b), (c) or (d) above if prior to the expiration of any of them, any of the Indemnified Persons had filed a claim in relation to said Causes for Indemnification in terms of the provisions of this Article.

Neither the survival period established in this Section nor the liability of the Indemnifying Persons shall be reduced by any investigation carried out at any time by or on behalf of the Indemnified Persons.

8.03 Minimum Quantity; Minimum Amount; Maximum Amount of Liability and Limits on Indemnification Obligations.

(a) The Indemnifying Persons shall only be responsible for indemnifying the Indemnified Persons in accordance with this Article, for Causes of Indemnification that, individually and per event, result in Losses that exceed the amount of MXN$3,000,000 (three million Pesos 00/100 National Currency) (the “Minimum Quantity”), on the understanding that no Loss below the Minimum Quantity shall be counted for the purposes of determining the Minimum Amount.

(b) The Indemnifying Persons shall only be responsible for indemnifying Indemnified Persons in accordance with this Article for Causes of Indemnification that, individually or as a whole, result in Losses of Indemnified Persons exceeding MXN$50,000,000 (fifty million Pesos 00/100 National Currency) (the “Minimum Amount”); on the understanding that once the Minimum Amount has been exceeded, the Indemnified Persons shall be entitled to be compensated for any and all Losses incurred.

(c) Except for any Loss arising out of or in connection with the Fundamental Statements of the Companies and the Sellers, the Fundamental Statements of the Buyers and the Indemnifiable Events, the maximum amount of any Loss, for each event in respect of which any Indemnifying Person is obliged to indemnify in accordance with the provisions of this Article, will be the equivalent of USD 20,000,000 (twenty million dollars 00/100 legal tender of the United States of America).

(d) No Indemnifying Person shall be liable for Losses that individually or collectively exceed:

(i) the Final Purchase Price, with respect to the Fundamental Statements of the Companies and the Sellers, the Fundamental Statements of the Buyers and the Indemnifiable Events;

(ii) 50% (fifty percent) of the Final Purchase Price with respect to (1) the Relevant Statements of the Companies and the Sellers, (2) the statement provided for in Section 2.01(m) of the Statements of the Companies and the Sellers chapter, and/or (3) for the liability of the Indemnifying Persons of the Sellers in accordance with subsection (a)(v) of Section 8.01; and

(iii) 20% (twenty percent) of the Final Purchase Price in any other case.

(e) The Indemnified Persons shall not be entitled to be indemnified for Losses suffered, (i) except for Indemnifiable Events, if the Losses are derived from situations, facts, acts or circumstances that have been disclosed in this Contract, its Annexes and Appendices; (ii) until there is no final and enforcing judicial resolution or arbitration award with respect to the situation giving rise to the claim of the Indemnified Persons, or (iii) if the Losses arise from situations, facts, acts or circumstances occurring after the Closing Date, and they have not originated or are a consequence of any act or circumstance that has occurred before the Closing Date or due to the fault or negligence of the Indemnified Person.

(f) The restrictions or limitations on the liability of the Indemnifying Persons contained in this Section shall not apply if such liability is the result of acts or omissions of the Indemnifying Persons carried out with bad faith, willful misconduct or fraud.

8.04 Third Party Claims.

With respect to any claim for indemnification made pursuant to this Article arising out of or involving a Third Party Claim, including any inspection or action by a Government Authority, including those on tax, labor, social security, administrative or other matters, either in the administrative, court or out-of-court channel, the Party that assumes or must assume the defense of any claim, undertakes to exercise said right, taking into account very especially the principle of good faith and without prejudice to the interests of the Companies. For these purposes, the following procedure will be followed:

(a)

The Buyers within a maximum term of 3 (three) Business Days from becoming aware of the Third Party Claim capable of deriving in Losses or, if a legal or administrative period has been established for this purpose, within the first third granted to answer the claim, will notify the Representative of the Sellers in writing of the corresponding Third Party Claim (the “Third Party Claim Notice”). The Parties agree, however, that any delay in the notification of a Notice of Loss shall not relieve the Sellers of any obligation to indemnify the Buyers in accordance with this Contract, except to the extent that such delay would have prevented the Sellers from taking the necessary actions to exercise the right of defense to the Third Party Claim under the terms of this subsection (a), and only to such extent.

(b)

The Third Party Claim Notice shall include (i) a copy of the document containing the third party claim or a copy of the document by which the current inspection or review action is initiated or in which it is substantiated, (ii) the amount of the Losses if known, and (iii) any other information that the Buyers deem appropriate.

(c)

Within 5 (five) Business Days following receipt of the Third Party Claim Notice and, in any case, within the second third of the business period legally established for responding to the claim, the Sellers shall notify the Buyers (i) if they refuse to assume the defense of the claim leaving the Buyers with the obligation to exercise it under the terms of subsection (d) below, in which case they will deliver to the Buyers all the information they have so that the Buyers can proceed to the corresponding defense, or (ii) if they accept the Third Party Claim or assume the defense under the terms of subsection (e) below, in which case they must respond to the claim in a timely manner.

(d)

In the case of subsection (c)(i) above, the Buyers may exercise the defense they deem most convenient, including the court or out-of-court settlement, the acquiescence or the objection, without the Sellers having the right to limit in any way whatsoever this power of the Buyers. The Sellers, by themselves or through the advisers they designate, shall have the right to be periodically informed of the course of the claim in question and the Buyers obliged to inform the Sellers of the status of the third party claim.

(e)

In the case of subsection (c)(ii) above, the Sellers must include in their response an express indication of (i) the instruction given to the Buyers to accept the Third Party Claim, the Sellers being responsible for the full amount of the Indemnifiable Losses and Expenses, or (ii) the Sellers’ assumption of the right of defense against the Third Party Claim, being responsible for the submission of any guarantees that are required to be granted for the defense of the corresponding claim, and the results of the court or out-of-court defense procedure indemnifying the Buyers under the terms established in this Article VIII (with the possible costs that the Companies recover in the court or out-of-court procedure that the Sellers defend being their benefit), or (iii) the Sellers’ failure to assume the right of defense against the Third Party Claim. For these purposes:

(1)

In the case of subsection (e)(ii) above, the Sellers shall have the right to exercise the defense they deem most appropriate in relation to the third party claim, with the Sellers assuming at their cost and expense as many expenses, fees and costs are accrued, and guarantees or collaterals are required by reason of the aforementioned defense, whether in court or out-of-court proceedings, and the Sellers being fully responsible for the Indemnifiable Losses and Expenses derived from the Third Party Claim. In any case, the Buyers, by themselves or through the advisers they designate, will have free and total access to all the information and documentation related to the claim in question.

Except as provided in the preceding paragraph, the court or out-of-court settlement or the acquiescence in relation to the Third Party Claim (including the signing in conformity or disagreement of any acts or resolutions of any administrative authorities) must have, in any case, the express, prior and written consent of the Buyers, which cannot be unreasonably denied.

(2)

In the case of subsection (e)(iii) above, the Buyers and/or the Companies may assume the defense of the Third Party Claim, in the manner they deem appropriate (including the court or out-of-court settlement, the acquiescence or the objection, without the Sellers having the right to limit in any way whatsoever this power of the Buyers), particularly observing the principle of good faith, and assuming the costs and expenses that, as a result of such a defense, accrue without prejudice to its subsequent claim to the Sellers as part of the Indemnifiable Losses and Expenses that may be caused.

(f)

In the event that the Sellers assume the defense, the Buyers undertake that the Companies: (i) grant in favor of the attorneys and lawyers appointed by the Sellers the powers that are necessary for these purposes in relation to the object of the Third Party Claim, (ii) make available to the Sellers and the advisers they designate all the documentation related to the Third Party Claim in question, provide them with a copy of any documents directly related to the claim that the Sellers or their advisers may request and (iii) provide the Sellers with the reasonably necessary collaboration.

(g)

If within 5 (five) Business Days following receipt of the Third Party Claim Notice arising from the Third Party Claim, the Sellers have not notified the Buyer of their response or their response was not one of those provided for in subsection (e), it will be understood that the third party claim may eventually result in Losses.

8.05 Indemnified Persons’ Claims.

In the event that any Indemnified Person has a claim against any Indemnifying Person under the terms of this Article that does not involve a Third Party Claim, the Indemnified Person shall notify (the “Notice of Demand for Indemnification”) the Indemnifying Person of such claim as soon as reasonably possible but in no event later than 20 (twenty) Business Days after the date on which it becomes aware of the event or cause that may entitle it to seek indemnification. The Notice of Demand for Indemnification shall include: (i) reference to the provision of the Contract under which it is to be indemnified, (ii) the amount of the Losses with a breakdown of the different elements that comprise it when they are known; and (iii) any other information that the Buyers consider appropriate. Subject to the provisions of Section 8.02 above, the failure of any Indemnified Person to comply with its obligation to notify the Indemnifying Person or the content of the Notice of Demand for Indemnification, shall not relieve the Indemnifying Person of any liability it may have to such Indemnified Person pursuant to this Article, except to the extent that the Indemnifying Person demonstrates that he or she has been harmed by such breach.

If the Indemnifying Person fails to notify the Indemnified Person in writing (the “Indemnity Dispute Notice”) within 10 (ten) calendar days following receipt of the Notice of Demand for Indemnification that the Indemnifying Person disagrees with respect to its liability to the Indemnified Person pursuant to this Article, it shall be deemed that the Indemnifying Person does not accept liability under this Article in the claim made by the Indemnified Person in the Notice of Demand for Indemnification. In the event that the Indemnifying Person accepts liability under the terms of the Notice of Demand for Indemnification, they will pay the amount corresponding to such claim (including all Losses) to the Indemnified Person on the date after that on which the amount of such claim (or such portion thereof) is finally determined as the Indemnified Person notifies the Indemnifying Person.

If the Indemnifying Person delivers an Indemnity Dispute Notice to the Indemnified Person within 10 (ten) calendar days of receipt of the Notice of Demand for Indemnification stating that it disagrees with respect to its liability to the Indemnified Person under the terms of this Article, the indemnification payments in respect of such claims (including all Losses) shall be paid within 5 (five) Business Days following the earlier of (i) the issuance of a final and non-appealable judicial judgment or arbitral award relating to the determination of the respective Losses and the corresponding liability of such Indemnifying Person, issued pursuant to a procedure commenced under the terms of Section 9.04 of this Contract, (ii) the execution of an agreement by the Indemnified Person with the prior written consent of the Indemnifying Person with respect to such Losses, or (iii) the written acknowledgment by the Indemnifying Person of its obligation to pay and indemnify the Indemnified Person for such Losses.

8.06 Payment of Indemnification.

(a) In the case of payments that must be made in the terms described in this Article, the Sellers may choose to make the respective payment in cash in immediately available funds (i) either to the Indemnified Person or, (ii) in the case of indemnification to the Companies, to the Companies themselves.

(b) Notwithstanding the foregoing, the Parties agree that in the event of not receiving the cash payment by the Sellers, the Indemnified Persons shall be entitled to demand the release of the Collateral Resources in terms of the provisions of Section 8.07 and the Guarantee Agreement.

(c) All payments requiring to be made by any Party pursuant to this Section shall be made free of, and without deduction or withholding from or on account of, any and all present and future Taxes.

(d) The payments made by any Indemnifying Person in accordance with this Article shall be considered as a Final Purchase Price adjustment.

8.07 Sole Remedy.

The Parties expressly waive the right to demand the termination of this Contract in the event of a breach by any of the Parties, safeguarding their right to demand the mandatory fulfillment thereof, and any other actions arising from their breach.

8.08 Guarantee Agreement; Release of Guarantee Agreement.

(a) In the event that the Sellers do not make the payment of any amounts owed to the Indemnified Persons for compensation in terms of the provisions of Sections 8.05 and 8.06 above, the funds of the Guarantee Agreement Account may be used by the Indemnified Persons to recover any Indemnifiable Losses in accordance with this Article VIII and the Guarantee Agreement.

(b) The Sellers accept and acknowledge that any and all resources that are contributed to the Guarantee Agreement and that at any time are part of the equity thereof (regardless of who contributed them) will respond and serve to pay any amounts owed under this Article VIII, therefore, the contribution of the Collateral Resources is made so that they (and any other asset that integrates the equity of the Guarantee Agreement) cover and respond, jointly and severally, up to the amount of such Collateral Resources and other assets that form part of the equity of such Guarantee Agreement, of any Losses suffered or incurred by the Buyers Indemnified Persons and that must be compensated in accordance with this Article VIII. Any liability of the Indemnifying Persons above the Collateral Resources and other assets that are part of said equity shall be covered by the Sellers jointly and severally in accordance with the provisions of Section 8.01(b) above.

(c) In the event that the Sellers fail to make timely payment of any amounts owed to the Buyers Indemnified Persons for indemnification under the terms of Section 8.06(a) above, the funds in the Guarantee Agreement Account may be used by the Buyers Indemnified Persons to recover any Indemnifiable Losses in accordance with Section 8.06 above.

(d) The Indemnifying Persons may submit a written instruction to the Collateral Agent by virtue of which they instruct him to deliver to the Indemnifying Persons, on the date that is 18 (eighteen) months after the Closing Date, an amount equivalent to the result of subtracting (i) from 100% of the Collateral Resources, (ii) the sum of (1) any amount that has been claimed by the Buyers Indemnified Persons that has not been paid in terms of the Guarantee Agreement, and (2) any amount that has been claimed by the Buyers Indemnified Persons that has been paid with Collateral Resources in terms of the provisions of the Guarantee Agreement. The delivery of resources to the Indemnifying Persons on the aforementioned dates will be made by electronic transfer of funds to the accounts that said Indemnifying Persons indicate for said purpose.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01 Notifications.

All notifications, requests and, in general, any type of communication that must be delivered or made in accordance with this Contract to the Parties must be made in writing, (including transmission by email). Such notification, request or other communication shall be deemed to be duly delivered or made when delivered in person, by specialized courier service (confirmed by email) or by email (provided a printed copy is delivered within 3 (three) Business Days) to the Party to be notified at such Party’s address specified below, or at such other address as such Party may designate by giving notice to the other Party in such sense, on the understanding that failure to deliver a copy of any notification, request or communication to the Party to whom such copies are to be given, will not affect the validity of the notification, request or communication, and shall not be considered a breach of this Contract.

To the Sellers:

International School of Monterrey

Autlán 103, Colonia Mitras Sur

Monterrey, Nuevo León,

Mexico, 64020

To the attention of: Dan Levinson Krinitzky

Telephone: +52 (81) 8309 4952

Email: danlevinson6@gmail.com

With a copy for:

Santos-Elizondo, S.C.

Av. Pedro Ramírez Vazquez #200-1, Piso 4

Colonia Valle Oriente

San Pedro Garza García, Nuevo León

Mexico, 66269

To the attention of: Guillermo Cantú Treviño

Telephone: +52 (81) 4777-1040; +52 (81) 4777-1239

Email: gct@santoselizondo.com

To the Buyers:

Avenida República de Panamá 3461

San Isidro, Lima, Peru

Telephone: (51) 1 208 2828

To the attention of: Jesús Zamora, Roberto Leigh, Marco Monterrubio

Email: jzamora@enfoca.com.pe, rleigh@enfoca.com.pe,

mmonterrubio@enfoca.com.pe

With a copy for:

Ritch, Mueller y Nicolau, S.C.

Av. Pedregal No. 24, piso 10

Colonia Molino del Rey

Alcaldía Miguel Hidalgo

11040 Mexico City

Mexico

Telephone: (55) 9178-7000

To the attention of: Jean Paul Farah and Eduardo Triulzi Garciadiego

Email: jpfarah@ritch.com.mx, etriulzi@ritch.com.mx

To the Companies before the Closing Date:

International School of Monterrey

Autlán 103, Colonia Mitras Sur

Monterrey, Nuevo León,

Mexico, 64020

To the attention of: Dan Levinson Krinitzky

Telephone: +52 (81) 8309 4952

Email: danlevinson6@gmail.com

To the Companies after the Closing Date:

Avenida República de Panamá 3461

San Isidro, Lima, Peru

Telephone: (51) 1 208 2828

To the attention of: Jesús Zamora, Roberto Leigh, Marco Monterrubio

Email: jzamora@enfoca.com.pe, rleigh@enfoca.com.pe,

mmonterrubio@enfoca.com.pe

9.02 Protection of Rights.

Except as otherwise specified in this Contract, either Party’s omission or delay in exercising any remedy, power or other right pursuant to this Contract shall not affect and may not be construed as a waiver or loss of such or any other remedy, power or right pursuant to this Contract, and in no way shall it prevent the exercise of such remedy, power or right in the future.

9.03 Applicable Law.

This Contract shall be governed by and construed in accordance with the laws applicable in Mexico.

9.04 Arbitration.

(a) Any dispute, controversy or claim arising out of or related to this Contract, or deriving from or relating to the existence, validity, interpretation, non-compliance, performance or termination of this Contract (each, a “Dispute”) that cannot be amicably resolved by the Parties within 30 (thirty) calendar days after either Party notifies the other Party of the existence of a Dispute, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) conducted by arbitrators appointed in accordance with such rules and this Section. The arbitral award shall be final and mandatory. The Parties expressly waive any right and any form of appeal or remedy of or against such arbitration proceeding or award before any judicial authority, except as provided by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958. The judgment on any arbitration award rendered according to the provisions of this Section may be issued by any court having jurisdiction.

(b) The place of arbitration shall be Mexico City, Mexico and the arbitration procedure and all allegations, written statements, documents and decisions shall be in Spanish; on the understanding that either Party may present testimony or documentary evidence in any other language provided that it provides a translation thereof into Spanish.

(c) The arbitral tribunal shall be composed of 3 (three) arbitrators (who shall speak English and Spanish) and shall be lawyers or attorneys at law in Mexican law, of which one shall be appointed by the Party initiating the arbitration at the start thereof, and another shall be appointed by the Defendant (the “Arbitrators Appointed by the Parties”) within 30 (thirty) calendar days following the start of the arbitration. The third arbitrator, who shall be the president of the arbitral tribunal, shall be appointed by the two Arbitrators Appointed by the Parties within 15 (fifteen) calendar days following the last appointment. In the event that the Arbitrators Appointed by the Parties do not reach an agreement on the appointment of the president of the arbitral tribunal within 15 (fifteen) calendar days following the appointment of the second arbitrator, the president shall be appointed by the ICC.

(d) The arbitral tribunal shall not be authorized to order the payment of punitive, incidental or consequential damages. The Parties waive, to the fullest extent permitted by Applicable Law, any right they may have to claim or recover in any arbitration or in any legal proceeding compensation for punitive, incidental or consequential damages, unless a law requires that the compensation for damages be increased in a specific manner.

(e) Before the issuance of the arbitration award, but subject to the following statement and subsection (i) below, either Party to the arbitration proceeding may request from the arbitral tribunal or a competent court, the precautionary or provisional measures that are available in accordance with the Applicable Law. Subject to the foregoing, the Parties agree that any decision of the arbitral tribunal on precautionary or provisional measures shall be considered as a final award with respect to the subject matter thereof and shall be binding on the Parties.

(f) The arbitrators shall determine the liability of the Parties with respect to the costs incurred by the Parties in the award (including the fees of legal advisers and other professional advisers); on the understanding that, the costs related to the execution of a final arbitration award shall be borne by the Party, where applicable, that challenges the enforcement of said arbitration award.

(g) The arbitrators shall use their best efforts to carry out the arbitration procedure and to prepare the award in such a way that such award is enforceable in accordance with Applicable Law. The arbitration award shall be in writing and shall provide an explanation of the reasoning of the arbitral tribunal. Any monetary component of the arbitration award shall be denominated in Pesos.

(h) To facilitate the comprehensive resolution of claims or controversies related to the Dispute, and at the request of either Party in the arbitration proceeding, the arbitral tribunal may, within 90 (ninety) calendar days following its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving either Party related to this Contract. The arbitral tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings in such a way that a consolidated proceeding is more efficient than the separate proceedings, and (ii) neither Party thereto is harmed as a result of such consolidation by undue delays or otherwise.

(i) To the extent that either Party has the right in any jurisdiction to exercise, for itself or for its assets, any right of immunity as regards its obligations under this Contract against any claim, execution, adhesion (either in execution support, before trial or otherwise), or any other legal proceedings, or to the extent that in any jurisdiction such immunity (whether or not claimed) can be attributed to either Party or its assets, each Party hereby expressly and irrevocably agrees not to claim, and expressly and irrevocably waives such immunity, to the fullest extent permitted by the laws of such jurisdiction.

(j) The Emergency Arbitrator Rules contained in Appendix V of the ICC Arbitration Rules and the Expedited Procedure Rules contained in Appendix VI of the ICC Arbitration Rules shall not apply.

(k) To the fullest extent permitted by Applicable Law, the Parties expressly and irrevocably waive the jurisdiction of the courts that may correspond to them by reason of their present or future domiciles, or for another reason.

9.05 Expenses.

Each of the Parties shall be responsible for the legal, accounting and other expenses and fees incurred in connection with the audit, preparation, negotiation and execution of the transactions considered by this Contract.

9.06 Modifications, Waivers and Consents.

Any modification, waiver, or any consent granted pursuant to any provision of this Contract shall be in writing and, in the event of a modification, signed by all Parties to this Contract.

9.07 Entire Agreement.

This Contract, as amended, constitutes the entire agreement between the Parties in relation to the subject matter thereof, and supersedes any discussions and agreements between the Parties, oral or written, prior to this Contract, including any letters of intent, contracts and correspondence.

9.08 Successors and Assignees; Third Party Beneficiaries.

(a) This Contract shall be binding and mandatory for the benefit of the Parties and their respective legal representatives, successors and assignees, unless otherwise expressly stated, any provision of this Contract, express or implied, intends to confer, or will confer upon any third party any rights, title, privilege, benefit, interest, remedy or claim of any nature pursuant to or by reason of this Contract, or any term or provision thereof.

(b) Neither Party may assign, transfer or delegate any of its rights or obligations under this Contract without the prior consent of the other Parties, on the understanding that, Auna Mexico may assign all or part of its rights and obligations under this Contract (i) to the Buyers’ Designee, and (ii) to any Affiliate, including any Affiliate of, or any entity or vehicle controlled by Auna, S.A.A. or Enfoca Investments, S.A. and in both cases of assignment, it shall not cause any damage to the Sellers and said assignee assumes the obligations of the Buyers under this Contract.

(c) The Parties agree that the Sellers may assign their rights and obligations under this Contract to any Seller’s Assignee without the need to obtain the consent or approval of the Buyers, on the understanding that the designation of the assignee shall not cause any damage to the Buyers, or any other Person and provided that the corresponding Seller’s Assignee enters into an agreement of adhesion to this Contract with the Buyers and the Companies (the “Adhesion Agreement”), in accordance with which it agrees and acknowledges the terms and conditions hereof and agrees to adhere to and assume the obligations that the corresponding Seller has under this Contract, including, but not limited to, those provided for in Article VIII.

The corresponding Seller’s Assignee shall assume the rights and obligations of the relevant Seller under this Contract, and shall be deemed to be the “Seller” for all purposes of this Contract.

9.09 Illegality of Provisions.

In the event that any provision of this Contract is found to be unlawful, invalid or unenforceable in accordance with any present or future Applicable Law, or if the rights or obligations of either Party under this Contract are materially or adversely affected by it: (a) such provision shall be completely deleted, (b) this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision would have never been part of it, and (c) the remaining provisions of this Contract shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by the deletion thereof.

9.10 Headings; Copies.

The headings and subheadings contained in this Contract or in the Annexes or Appendices to this Contract are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Contract or such Annexes or Appendices. This Contract may be executed in two or more counterparts, which shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties sign this Contract on the date indicated in the introduction.

THE SELLERS

Genaro Levinson Marcovich

/s/ Genaro Levinson Marcovich

Hana Krinitzky Melamed

/s/ Hana Krinitzky Melamed

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

Dan Levinson Krinitzky,

/s/ Dan Levinson Krinitzky

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

Joseph Levinson Krinitzky

/s/ Joseph Levinson Krinitzky

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

Roberto Joab Levinson Krinitzky

/s/ Roberto Joab Levinson Krinitzky

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

THE COMPANIES

Hospital y Clínica OCA. S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

DRJ Inmuebles S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

Inmuebles JRD 2000, S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

Tovleja HG, S.A. de C.V.

By:	/s/ Genaro Levinson Marcovich
Name: Genaro Levinson Marcovich
Position: Legal Representative

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]

THE BUYER

Grupo Salud Aúna México, S.A. de C.V.

By:	/s/ Jesus Antonio Zamora León
Name: Jesus Antonio Zamora León
Title: Legal Representative

[Signature sheet of the Contract for Sale of Shares entered into, on the one hand, by Genaro Levinson Marcovich, Hana Krinitzky Melamed, Dan Levinson Krinitzky, Roberto Joab Levinson Krinitzky and Joseph Levinson Krinitzky, as sellers, on the other hand Grupo Salud Aúna México, S.A. de C.V., as buyer, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C. V]